      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 4, 1994

                                                    REGISTRATION NUMBER 33-52341
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                AMENDMENT NO. 2


                                       TO

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------
                         FIRST UNITED BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

           ARKANSAS                           6022                       71-0538646
(State or other jurisdiction of    (Primary Standard Industrial)       (I.R.S. Employer
incorporation or organization)         Classification Code)           Identification No.)

                          MAIN AND WASHINGTON STREETS
                           EL DORADO, ARKANSAS 71730
                                 (501) 863-3181
              (Address, including ZIP Code, and telephone number,
       including area code, of registrant's principal executive offices)
                            ------------------------
                                 JOHN E. BURNS
                          MAIN AND WASHINGTON STREETS
                           EL DORADO, ARKANSAS 71730
                                 (501) 863-3181
           (Name, address, including ZIP Code, and telephone number,
                   including area code, of agent for service)
                            ------------------------
                                   Copies to:


                                 S. SCOTT LUTON


                         IVESTER, SKINNER & CAMP, P.A.


                         111 CENTER STREET, SUITE 1200


                          LITTLE ROCK, ARKANSAS 72201



     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.


     IF THE SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED IN CONNECTION WITH THE FORMATION OF A HOLDING COMPANY AND THERE IS COMPLIANCE WITH
GENERAL INSTRUCTION G, CHECK THE FOLLOWING BOX.     / /

                        CALCULATION OF REGISTRATION FEE

- ---------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------
                                                      PROPOSED
TITLE OF EACH CLASS                   PROPOSED    MAXIMUM OFFERING    AGGREGATE
  OF SECURITIES                     AMOUNT TO BE     PRICE PER        OFFERING       AMOUNT OF
 TO BE REGISTERED                  REGISTERED(1)      UNIT(2)          PRICE      REGISTRATION FEE
- ---------------------------------------------------------------------------------------------------
Common Stock......................     985,849         $26.50       $26,125,000      $9,010.00
- ---------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------

(1) Estimated based on the maximum number of shares to be registered.
(2) Estimated solely for the purpose of calculating the registration fee.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                         FIRST UNITED BANCSHARES, INC.

      CROSS REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS OF INFORMATION
                   REQUIRED BY ITEM 501(B) OF REGULATION S-K

                      A. INFORMATION ABOUT THE TRANSACTION

          REGISTRATION STATEMENT ITEM AND HEADING             LOCATION IN PROSPECTUS AND PROXY STATEMENT
- ------------------------------------------------------------  ------------------------------------------
 1.   Forepart of Registration Statement and Outside Front
        Cover Page of Prospectus............................  Facing Page of Registration
                                                                Statement; Cross Reference
                                                                Sheet, Cover Page of Proxy
                                                                Statement

 2.   Inside Front and Outside Back Cover Pages of
        Prospectus..........................................  Available Information;
                                                                Incorporation of Certain
                                                                Documents by Reference; Table
                                                                of Contents

 3.   Risk Factors, Ratio of Earnings to Fixed Charges and
        Other Information...................................  Summary; Financial Information

 4.   Terms of the Transaction..............................  The Merger

 5.   Pro Forma Financial Information.......................  Summary -- Selected Financial
                                                                Data; Financial Information

 6.   Material Contacts with the Company Being Acquired.....  The Merger -- Background of the
                                                                Merger; InvestArk Bankshares,
                                                                Inc. -- Resulting Ownership in
                                                                First United

 7.   Additional Information Required for Reoffering by
        Persons and Parties Deemed to be Underwriters.......  Not Applicable

 8.   Interests of Named Experts and Counsel................  Legal Matters and Experts

 9.   Disclosure of Commission Position on Indemnification
        for Securities Act Liabilities......................  Not Applicable

                     B. INFORMATION ABOUT THE REGISTRANT

10.   Information with Respect to S-3 Registrants...........  First United Bancshares, Inc.

11.   Incorporation of Certain Information by Reference.....  Incorporation of Certain
                                                              Documents by Reference

12.   Information with Respect to S-2 or S-3 Registrants....  Not Applicable

13.   Incorporation of Certain Information by Reference.....  Not Applicable

14.   Information with Respect to Registrants Other than S-3
        or S-2 Registrants..................................  Not Applicable

               C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED

15.   Information with Respect to S-3 Companies.............  Not Applicable

16.   Information with Respect to S-2 or S-3 Companies......  Not Applicable

17. Information with Respect to Companies Other than S-3 or S-2 Companies

      (1) Description of Business...........................  InvestArk Bankshares, Inc. --
                                                                Description of Business

      (2) Market Price of and Dividends on the Registrant's
          Common Equity.....................................  Summary -- Comparative Per Share
                                                                Data; InvestArk Bankshares,
                                                                Inc. -- Principal Stockholders
                                                                of InvestArk and Related
                                                                Stockholder Matters

      (3) Selected Financial Data...........................  Summary -- Selected Financial
                                                                Data

      (4) Supplementary Financial Information...............  Not Applicable

                                                              LOCATION IN PROSPECTUS AND PROXY
          REGISTRATION STATEMENT ITEM AND HEADING                         STATEMENT
- ------------------------------------------------------------  ---------------------------------
      (5) Management's Discussion and Analysis of Financial
          Condition and Results of Operations...............  InvestArk Bankshares, Inc. --
                                                                Management Discussion and
                                                                Analysis
      (6) Changes In and Disagreements with Accountants on
          Accounting and Financial Disclosure...............  Not Applicable
      (7) Financial Statements..............................  Financial Information
      (8) Quarterly Financial Information...................  Not Applicable
      (9) Financial Statement Schedules.....................  Not Applicable

                                D. VOTING AND MANAGEMENT INFORMATION

18.   Information if Proxies, Consents or Authorizations Are
        to be Solicited
      (1) Date, Time and Place of Information...............  Cover Page of Proxy
      (2) Revocability of Proxy.............................  The InvestArk Special Meeting --
                                                                Voting; Solicitation of
                                                                Proxies; The First United
                                                                Special Meeting -- Voting;
                                                                Solicitation of Proxies
      (3) Dissenters' Rights of Appraisal...................  The Merger -- Right of Dissent
                                                                under the 1965 Act; Right of
                                                                Dissent under the 1987 Act
      (4) Persons Making the Solicitation...................  The InvestArk Special Meeting --
                                                                Voting; Solicitation of
                                                                Proxies; The First United
                                                                Special Meeting -- Voting;
                                                                Solicitation of Proxies
      (5) Interest of Affiliates of the Registrant in the
          Proposed Transaction; Voting Securities and
          Principal Holders.................................  InvestArk Bankshares, Inc. --
                                                                Principal Stockholders of
                                                                InvestArk; Directors and
                                                                Executive Officers; The
                                                                Merger -- Background of the
                                                                Merger
      (6) Vote Required for Approval........................  The InvestArk Special Meeting --
                                                                Vote Required; The First United
                                                                Special Meeting -- Vote
                                                                Required
      (7) (i) Directors and Executive Officers..............  Incorporation of Certain
                                                              Documents by Reference
          (ii) Executive Compensation.......................  Incorporation of Certain
                                                              Documents by Reference
          (iii) Certain Relationships and Related
                Transactions................................  Incorporation of Certain
                                                              Documents by Reference
19.   Information if Proxies, Consents or Authorizations Are
        Not to be Solicited or in an Exchange Offer.........  Not Applicable

                         FIRST UNITED BANCSHARES, INC.

To the Stockholders of
First United Bancshares, Inc.


     Enclosed is a Notice of Special Meeting of Stockholders of First United Bancshares, Inc. ("First United") which will be held at the main office of First National Bank of El Dorado at Main and Washington Streets, El Dorado, Arkansas on June 13, 1994 at 2:00 P.M.



     At a Special Meeting, Stockholders of First United will consider and vote upon the merger of First United and InvestArk Bankshares, Inc. ("InvestArk") whereby InvestArk will be merged with and into First United. The Agreement between First United and InvestArk provides that the stockholders of InvestArk will receive total consideration of $26,125,000 consisting of fully paid and nonassessable shares of Common Stock, $1.00 par value of First United, if the average price of First United Common Stock is between $26.50 and $29.50. If the average price is in this range the number of shares of First United common stock to be exchanged for all of the issued and outstanding shares of InvestArk Common Stock will be determined by dividing $26,125,000 by the average price of First United Common stock. The average price of First United Common Stock is defined as the average sales price per share for all trades occurring during the period of ten (10) trading days on which one or more trades actually takes place and which ends immediately prior to the second trading day preceding the closing date. Notwithstanding the foregoing, the number of shares of First United Common Stock to be exchanged shall not be less than 885,593 and shall not be greater than 985,849 which equate to an average price of First United Common Stock of $29.50 and $26.50, respectively.



     If the average price of First United common stock is less than $26.50, the amount of shares issued shall equal the ceiling of 985,849 shares. Also, if the average price of First United common stock is more than $29.50, the amount of shares issued shall equal the floor of 885,593 shares. The total consideration exchanged will vary from $26,125,00 if the average price is either higher than $29.50 or lower than $26.50. For example, if the average price is $35.00, the InvestArk stockholders shall receive 885,593 shares of First United common stock, each share having a value of $35.00 representing total consideration of $30,995,755. If the average price is $22.00, the InvestArk stockholders shall receive 985,849 shares of First United common stock, each having a value of $22.00 representing a total of $21,688,678.


     InvestArk is a bank holding company which is primarily engaged in the business of banking through its two wholly-owned bank subsidiaries, with branch offices in Izard and Arkansas counties which provide a full range of banking services to its customers.

     The Board of Directors believes that the proposed merger upon the terms and conditions set forth in the accompanying Proxy Statement is in the best interests of our Stockholders and therefore recommends that you vote in favor of the merger. Additional information regarding the proposed merger, InvestArk and the rights of dissenting Stockholders is set forth in the enclosed Proxy Statement and I urge you to read this material carefully.

     You are cordially invited to attend the meeting in person. Whether or not you plan to attend the Special Meeting, please sign, date and return as soon as possible the enclosed proxy in the enclosed self-addressed and stamped envelope. If you attend the meeting, you may vote in person if you wish, even though you previously returned your proxy.

                                                  Very truly yours,

                                                  /s/  JAMES V. KELLEY
                                                      James V. Kelley
                                                   Chairman of the Board

                         FIRST UNITED BANCSHARES, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


                                 June 13, 1994



     NOTICE is hereby given that a Special Meeting of Stockholders of First United Bancshares, Inc. has been called by the Board of Directors and will be held at the main office of First National Bank Building, Main and Washington Streets, El Dorado, Arkansas on June 13, 1994 at 2:00 p.m. for the following purposes:


     1. To consider and vote upon an Agreement and Plan of Reorganization dated as of December 17, 1993 which provides for the merger of InvestArk Bankshares, Inc. into First United Bancshares, Inc. of El Dorado, Arkansas.

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     All Stockholders of record at the close of business on April 29, 1994 are entitled to vote at the meeting. The proposal 1 above requires the affirmative vote of two-thirds of shares entitled to vote for approval.

     Whether or not you plan to attend, please sign the enclosed Proxy and return it at once in the stamped return envelope in order to insure that your shares will be represented at the meeting. If you attend in person, the proxy can be disregarded, if you wish, and you may vote your own shares.

                                            By Order of the Board of Directors

                                                 /s/  ROBERT G. DUDLEY
                                                Robert G. Dudley, Secretary


Dated: May 16, 1994

                           INVESTARK BANKSHARES, INC.

To the Stockholders of
InvestArk Bankshares, Inc.


     Enclosed is a Notice of Special Meeting of Stockholders of InvestArk Bankshares, Inc. ("InvestArk") which will be held at the main office of First Stuttgart Bank and Trust Company at 412 South Main Street, Stuttgart, Arkansas on June 13, 1994 at 10:00 A.M.



     At a Special Meeting, Stockholders of InvestArk will consider and vote upon the merger of InvestArk with and into First United Bancshares, Inc. ("First United"). The Agreement between First United and InvestArk provides that the stockholders of InvestArk will receive total consideration of $26,125,000 consisting of fully paid and nonassessable shares of Common Stock, $1.00 par value of First United, if the average price of First United Common Stock is between $26.50 and $29.50. If the average price is in this range the number of shares of First United common stock to be exchanged for all of the issued and outstanding shares of InvestArk Common Stock will be determined by dividing $26,125,000 by the average price of First United Common Stock. The average price of First United Common Stock is defined as the average sales price per share for all trades occurring during the period of ten (10) trading days on which one or more trades actually takes place and which ends immediately prior to the second trading day preceding the closing date. Notwithstanding the foregoing, the number of shares of First United Common Stock to be exchanged shall not be less than 885,593 and shall not be greater than 985,849 which equate to an average price of First United Common Stock of $29.50 and $26.50, respectively.



     If the average price of First United common stock is less than $26.50, the amount of shares issued shall equal the ceiling of 985,849 shares. Also, if the average price of First United common stock is more than $29.50, the amount of shares issued shall equal the floor of 885,593 shares. The total consideration exchanged will vary from $26,125,000 if the average price is either higher than $29.50 or lower than $26.50. For example, if the average price is $35.00, the InvestArk stockholders shall receive 885,593 shares of First United common stock, each share having a value of $35.00 representing total consideration of $30,995,755. If the average price is $22.00, the InvestArk stockholders shall receive 985,849 shares of First United common stock, each share having a value of $22.00 representing a total of $21,688,678.



     Stockholders of InvestArk will also consider and vote upon the election by InvestArk to be governed by the Arkansas Business Corporation Act of 1987. This vote will be incidental to the vote on the merger in that the election will only be made in order to facilitate compliance with statutory law in consummating the merger and no election will be made unless the merger is approved.


     First United is a bank holding company which is engaged in the business of banking through its five wholly-owned bank subsidiaries, with branch offices in Union, Van Buren, Columbia, Ouachita, and Crawford counties which provide a full range of banking services to its customers.

     The Board of Directors believes that the proposed merger upon the terms and conditions set forth in the accompanying Proxy Statement is in the best interests of our stockholders and therefore recommends that you vote in favor of the merger and the election to be governed by the 1987 Act. Additional information regarding the proposed merger, the above-referenced election, First United and the rights of dissenting stockholders is set forth in the enclosed Proxy Statement and I urge you to read this material carefully.


     You are cordially invited to attend the meeting in person. Whether or not you plan to attend the Special Meeting, please sign, date and return as soon as possible the enclosed proxy in the enclosed self-addressed and stamped envelope. If you attend the meeting, you may vote in person if you wish, even though you previously returned your proxy.


                                            Very truly yours,

                                                  /s/  HARRY C. ERWIN
                                                       Harry C. Erwin
                                                   Chairman of the Board

                           INVESTARK BANKSHARES, INC.


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS



                                 June 13, 1994



     NOTICE is hereby given that the Special Meeting of Stockholders of InvestArk Bankshares, Inc. has been called by the Board of Directors and will be held at the main office of First Stuttgart Bank and Trust Company located at 412 South Main Street, Stuttgart, Arkansas on June 13, 1994 at 10:00 a.m. for the following purposes:


    1. To consider and vote upon an Agreement and Plan of Reorganization ("Agreement") dated as of December 17, 1993 which provides for the merger of InvestArk Bankshares, Inc. into First United Bancshares, Inc. of El Dorado, Arkansas.

    2. To consider and vote upon an election to be governed by the Arkansas Business Corporation Act of 1987. This vote will be incidental to the vote upon the Agreement and will only be effective if the Agreement is approved.

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     All stockholders of record at the close of business on April 29, 1994 are entitled to vote at the meeting. Both proposals 1 and 2 above require the affirmative vote of two-thirds of shares entitled to vote for approval.

     Whether or not you plan to attend, please sign the enclosed Proxy and return it at once in the stamped return envelope in order to insure that your shares will be represented at the meeting. If you attend in person, the proxy can be disregarded, if you wish, and you may vote your own shares.

                                            By Order of the Board of Directors

                                                  /s/  HARRY C. ERWIN
                                                       Harry C. Erwin
                                                   Chairman of the Board


Dated: May 16, 1994

                         FIRST UNITED BANCSHARES, INC.

                                      AND

                           INVESTARK BANKSHARES, INC.

                             JOINT PROXY STATEMENT
                            ------------------------

                         FIRST UNITED BANCSHARES, INC.

                                   PROSPECTUS
                         985,849 SHARES OF COMMON STOCK
                                PAR VALUE $1.00


     This Proxy Statement and Prospectus ("Proxy Statement") is being furnished to the stockholders of InvestArk Bankshares, Inc. ("InvestArk") and First United Bancshares, Inc. ("First United or the Company") in connection with the solicitation of proxies by the Board of Directors of InvestArk and First United, respectively, for use at the special meeting of stockholders of InvestArk to be held on June 13, 1994, including any adjournments or postponements of the meeting, and for use at a special meeting of stockholders of First United to be held on June 13, 1994, including any adjournments or postponements of the meeting. At the meetings or any adjournments or postponements thereof, the stockholders of InvestArk and First United will be asked to consider and vote on a proposal to authorize and approve the transactions contemplated by the Agreement and Plan of Reorganization between First United and InvestArk, dated December 17, 1993 (the "Agreement"), and incidental thereto the stockholders of InvestArk will be asked to consider and vote on a proposal to elect to have InvestArk governed by the Arkansas Business Corporation Act of 1987. Pursuant to the Agreement and the Plan of Merger ("Plan of Merger") which is Exhibit A to the Agreement, First United would acquire all of the issued and outstanding stock of InvestArk through a merger transaction (the "Merger") in which InvestArk would merge with and into First United in exchange for the issuance to the stockholders of InvestArk of up to 985,849 shares of First United common stock, par value $1.00 ("Common Stock").


     First United has agreed to register under the Securities Act of 1933, as amended (the "Securities Act") the 985,849 shares of First United Common Stock that may be issued to stockholders of InvestArk in exchange for their stock in InvestArk. Consequently, this Proxy Statement serves as a Prospectus of First United under the Securities Act for the issuance of shares of First United Common Stock to stockholders of InvestArk.


     This Proxy Statement and the accompanying forms of proxy are first being mailed to stockholders of InvestArk and First United on or about May 16, 1994. On May 2, 1994, the closing price on the National Association of Securities Dealers Automatic Quotation System of a share of First United Common Stock was $30.00.


       THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROXY STATEMENT.
      STOCKHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS
                        PROXY STATEMENT IN ITS ENTIRETY.
                            ------------------------

THE SECURITIES TO BE ISSUED IN THE PROPOSED TRANSACTION HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------


               THE DATE OF THIS PROXY STATEMENT IS MAY 16, 1994.

     NO PERSON IS AUTHORIZED BY FIRST UNITED OR INVESTARK TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION, OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, IN CONNECTION WITH THE SOLICITATION AND THE OFFERING MADE BY THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH SOLICITATION OR OFFERING MAY NOT LAWFULLY BE MADE.

     NEITHER THE DELIVERY OF THIS PROXY STATEMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF FIRST UNITED OR INVESTARK SINCE THE DATE HEREOF.

                            ------------------------

                             AVAILABLE INFORMATION

     First United is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and, in accordance therewith, files proxy statements, reports and other information with the Securities and Exchange Commission ("Commission"). This filed material can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices in Chicago (500 West Madison, Northwestern Atrium Center, 14th Floor, Chicago, Illinois 60661) and in New York (75 Park Place, New York, New York 10007) and copies of such material can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. First United's Common Stock is traded on the National Association of Securities Dealers Automated Quotation National Market System and the Company's Exchange Act reports and other information can be inspected and copied at the National Association of Securities Dealers, 1735 "K" Street, N.W., Washington, D.C. 20006.

     First United has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act with respect to a maximum 985,849 shares of First United Common Stock to be issued upon consummation of the transactions contemplated by the Agreement. This Proxy Statement does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by rules and regulations of the Commission. Copies of the Registration Statement are available from the Commission, upon payment of prescribed rates. For further information, reference is made to the Registration Statement and the exhibits filed therewith. Statements contained in this Proxy Statement or any document incorporated by reference in this Proxy Statement relating to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                            ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM MR. JOHN E. BURNS, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, FIRST UNITED BANCSHARES, INC., MAIN AND WASHINGTON STREETS, EL DORADO, ARKANSAS 71730, (501) 863-3181. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST, ALTHOUGH NOT REQUIRED, SHOULD BE MADE, BY CERTIFIED MAIL, ON OR BEFORE JUNE 6, 1994.

     The following documents of First United, which have been filed with the Commission under the Exchange Act, are incorporated by reference into this Proxy
Statement:

          1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, filed with the Commission on March 30, 1994.

          2. The Company's most recent Current Report on Form 8-K filed with the Commission on January 5, 1994.


     Each document filed subsequent to the date of this Proxy Statement pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the holding of the meeting of the Stockholders of InvestArk and First United, respectively, shall be deemed to be incorporated by reference in this Proxy Statement and shall be part hereof from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated in this Proxy Statement shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such document.


     All information contained in this Proxy Statement relating to First United has been supplied by First United and all information relating to InvestArk has been supplied by InvestArk.

                               TABLE OF CONTENTS


                                                                                        PAGE
                                                                                        ----
SUMMARY
  The Company.........................................................................    6
  InvestArk...........................................................................    6
  Federal Reserve Board Investigations................................................    6
  The Merger..........................................................................    6
  Combined Company....................................................................    7
  No Fairness Opinion.................................................................    7
  Election by InvestArk Stockholders Under the 1987 Act...............................    7
  The First United Special Meeting....................................................    8
  The InvestArk Special Meeting.......................................................    8
  Certain Federal Income Tax Consequences.............................................    8
  Dissenters' Rights..................................................................    8
  Regulatory Approvals................................................................    9
  Accounting Treatment................................................................    9
  Market Prices.......................................................................    9
  Comparative Per Share Data..........................................................    9
  Selected Financial Data.............................................................   11
THE INVESTARK SPECIAL MEETING
  Date, Time and Place................................................................   12
  Purpose of Meeting..................................................................   12
  Shares Outstanding and Entitled to Vote; Record Date................................   12
  Vote Required.......................................................................   12
  Voting; Solicitation of Proxies.....................................................   12
THE FIRST UNITED SPECIAL MEETING
  Date, Time and Place................................................................   13
  Purpose of Meeting..................................................................   13
  Shares Outstanding and Entitled to Vote; Record Date................................   13
  Vote Required.......................................................................   13
  Voting; Solicitation of Proxies.....................................................   13
THE MERGER
  Background of the Merger............................................................   14
  Reason for the Merger...............................................................   16
  Fairness of the Transaction.........................................................   16
  The Agreement.......................................................................   16
  Regulatory Approvals................................................................   18
  Antitrust Matters...................................................................   18
  Certain Federal Income Tax Consequences.............................................   18
  Accounting Treatment................................................................   19
  Right of Dissent Under the 1965 Act.................................................   19
  Right of Dissent under the 1987 Act.................................................   20
  Exchange Ratio for the Merger.......................................................   21
  Expenses of the Merger..............................................................   22
FINANCIAL INFORMATION
  Pro Forma Combining Balance Sheets..................................................   23
  Pro Forma Combining Statements of Income............................................   24
  Notes to Pro Forma Combining Financial Statements...................................   27

                                                                                       PAGE
                                                                                       ----
ELECTION BY INVESTARK STOCKHOLDERS UNDER THE 1987 ACT
  Election Incidental to the Merger...................................................   27
  Reason for the Election.............................................................   27
  Result of the Election..............................................................   27
FIRST UNITED BANCSHARES, INC.
  General.............................................................................   30
  Regulation..........................................................................   30
  Offices.............................................................................   32
  Employees...........................................................................   32
  Description of First United Common Stock............................................   32
  Resale of First United Common Stock.................................................   32
  Recent Acquisition..................................................................   33
INVESTARK BANKSHARES, INC.
  Description of Business.............................................................   33
  Management's Discussion and Analysis................................................   33
  Directors and Executive Officers....................................................   42
  Transactions with Management........................................................   43
  Principal Stockholders of InvestArk.................................................   43
  Federal Reserve Board Investigations................................................   44
  Resulting Ownership in First United.................................................   45
  Registration Rights.................................................................   46
  Competition.........................................................................   46
  Litigation..........................................................................   46
  Offices.............................................................................   47
  Employees...........................................................................   47
  Description of InvestArk Stock......................................................   47
  Comparison of Rights of Holders of InvestArk Common Stock and
     First United Common Stock........................................................   47
LEGAL MATTERS AND EXPERTS
  Legal Opinions......................................................................   48
  Experts.............................................................................   48
  General.............................................................................   48
INDEX TO INVESTARK FINANCIAL STATEMENTS...............................................  F-1
ANNEXES
  I -    Agreement and Plan of Reorganization                                           I-1
  II -   Arkansas Business Corporation Act of 1965 sec. 4-26-1007                      II-1
  III-   Arkansas Business Corporation Act of 1987 sec. 4-27-1301 et. seq.            III-1

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement, in the attached Annexes and in the documents incorporated by reference. Stockholders are urged to read carefully this Proxy Statement and the attached Annexes in their entirety.

THE COMPANY

     The Company is a multi-bank holding company located in El Dorado, Arkansas with five wholly-owned subsidiary banks operating in over 28 locations in seven communities throughout the State of Arkansas. The Company's subsidiary banks consist of First National Bank of El Dorado, El Dorado, Arkansas; First National Bank of Magnolia, Magnolia, Arkansas; City National Bank of Fort Smith, Fort Smith, Arkansas; Merchants and Planters Bank, N.A., Camden, Arkansas; and Commercial Bank at Alma, Alma, Arkansas (collectively called the "Subsidiary Banks"). The Company had consolidated assets of $938,694,000, and stockholders' equity of $91,257,000 as of December 31, 1993.

     The Company's Common Stock is traded on the National Association of Securities Dealers Automated Quotation National Market System Over-the-Counter Market (NASDAQ-NMS) under the symbol "UNTD". The Company's principal executive offices are located at Main and Washington Streets, El Dorado, Arkansas, 71730, and its telephone number is (501) 863-3181.

INVESTARK

     InvestArk is a privately-owned Arkansas bank holding company which owns 99.7% of Bank of North Arkansas, Melbourne, Arkansas ("North Arkansas") and 100% of First Stuttgart Bank and Trust Company, Stuttgart, Arkansas ("First Bank"). InvestArk had consolidated assets of $184,904,000 and stockholders' equity of $16,865,000 as of December 31, 1993.

     There is no public market for shares of InvestArk's outstanding capital stock. InvestArk's principal executive offices are located at 412 South Main Street, Stuttgart, Arkansas, 72021; its telephone number is (501) 673-3545.

FEDERAL RESERVE BOARD INVESTIGATIONS

     On March 4, 1993, the Board of Governors of the Federal Reserve System commenced a formal investigation of the ownership and control of Worthen Banking Corporation ("Worthen"). The investigation appears to be focused on whether members of the families of Jackson T. Stephens and Wilton R. Stephens (deceased) have exerted control over Worthen in violation of the Bank Holding Company Act and the Change in Bank Control Act. The events and transactions which are the subject of the investigation do not involve InvestArk or First United. The investigation is still ongoing. See "InvestArk Bankshares, Inc. -- Federal Reserve Board Investigations."

     In addition, in February 1993, InvestArk management was advised that the Federal Reserve Bank of St. Louis (the "St. Louis FED") had initiated a review of the purchase and sale of municipal and other securities by and between Stephens Inc., a registered broker-dealer owned by the Stephens family, and InvestArk's bank subsidiaries to determine whether the transactions violated the prohibitions of Section 23A and 23B of the Federal Reserve Act. First United's obligation to consummate the Merger is conditioned upon the St. Louis FED not having notified either of the parties of actual or proposed regulatory action having an adverse effect on First United, InvestArk or the InvestArk bank subsidiaries. See "InvestArk Bankshares, Inc. -- Federal Reserve Board Investigations."

THE MERGER

     On December 17, 1993, the Company and InvestArk entered into a definitive agreement pursuant to which the Company proposes to acquire all of the issued and outstanding stock of InvestArk by merger of InvestArk with and into First United. The acquisition of InvestArk will be consummated through the issuance to InvestArk's stockholders of up to 985,849 shares of First United Common Stock. The reason for the Merger is to expand the markets of the Company and thereby increase the earning potential of the Company. The Agreement requires that the merger be accounted for as a pooling of interests. See "The
Merger -- The Agreement."

     On October 21, 1993, the date immediately prior to the announcement of the agreement in principle, shares of First United Common Stock traded on the NASDAQ-NMS at a closing sales price of $29.50. There is no established market value for the stock of InvestArk.


     Stephens Inc., a registered broker-dealer, served as a financial adviser to InvestArk with respect to the Merger. For its role, Stephens Inc. is to receive a $100,000 cash payment plus reasonable expenses from InvestArk. Stephens Inc. is controlled by certain members of the families of Jackson T. Stephens and Wilton R. Stephens (deceased) who are also affiliates of InvestArk. There are no other benefits, other than the benefit of share ownership and/or continued employment, to be received by insiders, officers, directors, affiliates or principal stockholders of either InvestArk or First United as a result of the Merger.


     THE BOARD OF DIRECTORS OF FIRST UNITED AND INVESTARK UNANIMOUSLY RECOMMEND THAT FIRST UNITED AND INVESTARK STOCKHOLDERS, RESPECTIVELY, VOTE IN FAVOR OF THE ADOPTION OF THE AGREEMENT.

COMBINED COMPANY


     As a result of the Merger, the combined operations and its constituent parts of First United and InvestArk as of December 31, 1993 and for the year then ended will reflect assets, shareholders' equity, net interest income and income from continuing operations as follows (in thousands):



                                                         %                         %
                                          FIRST      PRO FORMA                 PRO FORMA    PRO FORMA
                                          UNITED     COMBINED     INVESTARK    COMBINED      COMBINED
                                         --------    ---------    ---------    ---------    ----------
Assets.................................  $938,694      83.54      $ 184,904      16.46      $1,123,598
Shareholders' equity...................    91,257      84.40         16,865      15.60         108,122
Net interest income....................    35,553      82.56          7,510      17.44          43,063
Income from continuing operations......    11,937      90.33          1,278       9.67          13,215


     If the maximum of 985,849 shares of common stock of First United are issued to InvestArk stockholders, First United will have a total of 5,258,125 shares of common stock issued and outstanding. Present First United stockholders will control 81.25% of such shares and InvestArk stockholders will control 18.75% of such shares. Approximately two-thirds of all shares issued to InvestArk stockholders will be issued to members of the Stephens family. Pursuant to an agreement with the Board of Governors of the Federal Reserve System, these shares will be placed in trust and the voting power over such shares shall be exercised by the trustee, who shall vote such shares equal to the percentages of affirmative and negative votes of all other shares on any matter presented to stockholders. The W. R. Stephens Trust and the W. R. Stephens, Jr. Trust presently own approximately 3.95% of all issued and outstanding shares of First United common stock and these shares will continue to be voted by their respective trustees. See "InvestArk Bankshares, Inc. -- Resulting Ownership in First United."

NO FAIRNESS OPINION

     No fairness opinion will be rendered in connection with this transaction.

ELECTION BY INVESTARK STOCKHOLDERS UNDER THE 1987 ACT

     The Election by the stockholders of InvestArk to be governed by the Arkansas Business Corporation Act of 1987 codified at Ark. Code Ann. sec. 4-27-101 et. seq. (the "1987 Act") is incidental to and a condition of the Merger proposal and approval of such election will have no force or effect unless the Merger is likewise approved.

     InvestArk is a corporation organized under the Arkansas Business Corporation Act of 1965, codified at Ark. Code Ann. sec. 4-26-101 et.seq. (the "1965 Act"). The 1987 Act is applicable to those corporations that were incorporated on or after January 1, 1988 or those "1965 Act" corporations that elect to be governed by the 1987 Act by amending their Articles of Incorporation to so state. The stockholders of First United elected to be governed by the 1987 Act by amending its Articles of Incorporation.

     The 1965 Act and 1987 Act have statutory merger procedures that must be complied with in order to legally consummate a merger. Although both Acts contain similar provisions, InvestArk must elect to be governed by the 1987 Act in order to facilitate compliance with the applicable statutory procedures.

THE FIRST UNITED SPECIAL MEETING


     Approval of the Merger by the stockholders of First United will be considered at a Special Meeting to be held at the First National Bank Building, El Dorado, Arkansas on June 13, 1994 at 2:00 p.m. Central Daylight Time.


     The affirmative vote of the holders of two-thirds of the outstanding shares of First United Common Stock is required for approval of the Merger. Directors, executive officers and their affiliates hold a total of approximately 26.50% of the outstanding Common Stock of First United. Stockholders of First United are entitled to dissenters' rights. See "The Merger -- Right of Dissent under the 1987 Act."


THE INVESTARK SPECIAL MEETING



     Approval of the Merger by the stockholders of InvestArk will be considered at a Special Meeting to be held at 412 South Main Street, Stuttgart, Arkansas on June 13, 1994, at 10:00 a.m. Central Daylight Time.


     The affirmative vote of the holders of a two-thirds of the outstanding shares of InvestArk common stock is required for the approval of the Merger and the Election to be governed by the 1987 Act. Directors, executive officers and their affiliates hold a total of 6.30% of the outstanding stock of InvestArk. In addition, stockholders who in the aggregate own 66.14% of the issued and outstanding shares of InvestArk common stock have contractually committed to vote their shares in favor of the Merger. Stockholders of InvestArk are entitled to dissenters' rights. See "The Merger -- Right of Dissent under the 1965 Act; Right of Dissent under the 1987 Act."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     It is intended that for federal income tax purposes the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and, accordingly, for federal income tax purposes, no gain or loss will be recognized by either First United or InvestArk as a result of the Merger and InvestArk's stockholders will not recognize gain or loss upon the receipt of First United Common Stock in exchange for InvestArk common stock. InvestArk expects to receive an opinion of counsel, dated as of the effective date of the Merger, opining that no gain or loss will be recognized by the InvestArk stockholders upon the receipt of First United Common Stock in exchange for InvestArk common stock in connection with the Merger. The parties to this transaction will not request a ruling from the Internal Revenue Service concerning the taxability of this transaction. See "The Merger -- Certain Federal Income Tax Consequences."

DISSENTERS' RIGHTS

     Holders of both First United Common Stock and InvestArk common stock are entitled to dissenter's rights with respect to the Merger. Holders of First United Common Stock may exercise their right of dissent under the 1987 Act, while Holders of InvestArk Common Stock may exercise their right of dissent under either the 1965 Act or the 1987 Act. See "The Merger -- Right of Dissent under the 1965 Act; Right of Dissent under the 1987 Act."

REGULATORY APPROVALS

     At this time, First United has received the approval of the Board of Governors of the Federal Reserve to merge InvestArk into First United. First United has also received the approval of the Arkansas Bank Commissioner to consummate the Merger. See "The Merger -- Regulatory Approvals."

ACCOUNTING TREATMENT

     First United intends to treat the Merger as a pooling of interests for accounting purposes. Consummation of the Merger is conditioned upon the receipt of the opinion of Arthur Andersen & Co. that the Merger will qualify for the pooling of interests accounting treatment. See "The Merger -- Accounting Treatment."

MARKET PRICES

     First United Common Stock is traded over-the-counter in the NASDAQ National Market System. InvestArk common stock is not traded publicly and there is no quoted market for the stock. The table below shows the high and low closing sales prices for First United Common Stock.

                                                                  FIRST UNITED
                                                                COMMON STOCK(1)
                                                              --------------------
                                                                    1 SHARE
                                                              --------------------
                                                               HIGH          LOW
                                                              ------       -------
            1991............................................  $13.50       $ 11.75
            1992............................................  $26.00       $13.375
            1993............................................  $29.50       $ 23.00

- ---------------
(1) All share prices have been adjusted for a two-for-one stock split which was declared July 27, 1992.


     On October 21, 1993, immediately prior to the public announcement of the agreement in principle between First United and InvestArk as to the proposed merger transaction, the closing sales price for First United Common Stock was $29.50. On May 2, 1994, the closing sales price for First United Common Stock was $30.00.


COMPARATIVE PER SHARE DATA

     The following table sets forth for the periods indicated selected historical per share data of First United and InvestArk and the corresponding pro forma and pro forma equivalent per share amounts giving effect to the proposed Merger. The data presented are based upon the consolidated financial statements and related notes of First United which are incorporated by reference in this Proxy Statement, and the consolidated financial statements and related notes of InvestArk and the pro forma combining balance sheet and income statements, including the notes thereto, appearing elsewhere herein. This information should be read in conjunction with such historical and pro forma financial statements and related notes thereto. The assumptions used in the preparation of this table appear elsewhere in this Proxy Statement. See "Financial Information." These data are not necessarily indicative of the results of the future operations of the combined organization or the actual results that would have occurred if the Merger had been consummated prior to the periods indicated.

                                                          FIRST UNITED/INVESTARK      INVESTARK PRO FORMA
                                  FIRST                   PRO FORMA COMBINED(1)          EQUIVALENT(2)
                                  UNITED    INVESTARK    ------------------------   ------------------------
                                HISTORICAL  HISTORICAL   $26.50   $29.00   $29.50   $26.50   $29.00   $29.50
                                ----------  ----------   ------   ------   ------   ------   ------   ------
Book value per common share:
  December 31, 1993............   $21.36      $78.09     $20.56   $20.90   $20.96   $93.75   $87.15   $85.94
Cash dividends per common
  share:
  Year ended December 31,
     1991......................      .50         .90        .50      .50      .50     2.28     2.09     2.05
  Year ended December 31,
     1992......................      .60         .95        .60      .60      .60     2.74     2.50     2.46
  Year ended December 31,
     1993......................      .66        1.15        .66      .66      .66     3.01     2.75     2.71
Income per share from
  continuing operations:
  Year ended December 31,
     1991......................     1.77        4.19       1.61     1.63     1.64     7.34     6.80     6.72
  Year ended December 31,
     1992......................     2.44       10.33       2.41     2.45     2.46    10.99    10.22    10.09
  Year ended December 31,
     1993......................     2.79        5.93       2.51     2.55     2.56    11.45    10.63    10.50

- ---------------

(1)  See "Financial Information."

(2) The InvestArk pro forma equivalents represent the respective First United/InvestArk pro forma combined earnings, dividends and book value per common share multiplied by the applicable exchange ratio of 4.56 ($26.50 First United stock value), 4.17 ($29.00 First United stock value) or 4.10 ($29.50 First United stock value) shares of First United Common Stock for each share of InvestArk Common Stock so that the First United/InvestArk pro forma equivalent amounts are equated to the respective values for one share of InvestArk Common Stock. The exchange ratio is determined by dividing First United common stock to be received by the InvestArk stockholders by the 215,960 shares of InvestArk Common Stock currently outstanding.

SELECTED FINANCIAL DATA

     The table on the following page presents selected historical financial data of First United and InvestArk and selected unaudited pro forma financial data after giving effect to the Merger as a pooling of interests for accounting purposes, assuming the Merger had occurred at the beginning of the earliest period presented, but without giving effect to costs associated with the consummation of the Merger, which currently are estimated to total $175,000. The First United historical data for each of the years in the five-year period ended December 31, 1993 are based on the historical financial statements of First United as audited by Arthur Andersen & Co., independent public accountants. The InvestArk historical data for each of the years in the five-year period ended December 31, 1993 are based on the historical financial statements of InvestArk as audited by Martin and Company, independent auditors. The pro forma data is not necessarily indicative of the results of operations or the financial condition that would have been reported had the Merger been in effect during those periods, or as of those dates, or that may be reported in the future. Pro forma combined per share data of First United and InvestArk give effect to the exchange of each share of InvestArk common stock for 4.17 shares of First United Common Stock.

     These data should be read in conjunction with the consolidated financial statements of each of First United and InvestArk, and the related notes thereto, incorporated by reference herein and in conjunction with the unaudited pro forma financial information, including the notes thereto, appearing elsewhere in this Proxy Statement. See "Incorporation of Certain Documents by Reference" and "Financial Information."

                            SELECTED FINANCIAL DATA


                                                            YEAR ENDED DECEMBER 31,
                                          -----------------------------------------------------------
                                            1989       1990        1991         1992         1993
                                          ---------  ---------  -----------  -----------  -----------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
FIRST UNITED -- HISTORICAL
Operating Data
  Total interest income.................. $  65,903  $  68,213  $    68,796  $    63,381  $    59,413
  Net interest income....................    24,825     26,913       29,933       34,691       35,553
  Provision for possible loan losses.....     3,837      2,122        3,250        2,422        1,215
  Income from continuing operations......     6,201      7,438        7,547       10,443       11,937
Per Share Data
  Income from continuing operations......      1.45       1.74         1.77         2.44         2.79
  Cash dividend paid.....................      0.50       0.50         0.50         0.60         0.66
Selected Balance Sheet Items
  Total assets...........................   765,338    797,242      848,582      895,527      938,694
  Total securities.......................   261,600    294,366      373,824      427,090      425,535
  Net loans..............................   374,136    376,544      369,726      363,655      406,331
  Total deposits.........................   660,851    689,713      743,631      772,995      806,449
  Long-term debt.........................    11,643     10,536        9,429        8,321        7,214
  Capital accounts.......................    61,025     66,327       71,737       79,618       91,257
INVESTARK -- HISTORICAL
Operating Data
  Total interest income.................. $  14,756  $  15,786  $    15,960  $    14,188  $    12,555
  Net interest income....................     5,942      6,171        6,777        7,819        7,510
  Provision for possible loan losses.....       448      1,576        1,463           64          600
  Income from continuing operations......     1,435        286          907        2,233        1,278
Per Share Data
  Income from continuing operations......      6.64       1.32         4.19        10.33         5.93
  Cash dividend paid.....................      0.63       0.60         0.90         0.95         1.15
Selected Balance Sheet Items
  Total assets...........................   164,535    183,114      189,738      190,933      184,904
  Total securities.......................    60,956     74,690       72,239       82,462       87,864
  Net loans..............................    81,409     87,621       86,745       85,906       83,002
  Total deposits.........................   143,135    159,936      166,072      170,102      163,300
  Long-term debt.........................     1,100        890          870          500          509
  Capital accounts.......................    12,908     13,102       13,833       15,820       16,865

                                                            YEAR ENDED DECEMBER 31,
                                          -----------------------------------------------------------
                                            1989       1990        1991         1992         1993
                                          ---------  ---------  -----------  -----------  -----------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
PRO FORMA -- COMBINED
Operating Data
  Total interest income.................. $  80,659  $  83,999  $    84,936  $    77,569  $    71,968
  Net interest income....................    30,767     33,084       36,711       42,510       43,063
  Provision for possible loan losses.....     4,285      3,698        4,714        2,486        1,815
  Income from continuing operations......     7,636      7,724        8,454       12,676       13,215
Per Share Data
  Income from continuing operations......      1.48       1.49         1.63         2.45         2.55
  Cash dividend paid.....................      0.50       0.50         0.50         0.60         0.66
Selected Balance Sheet Items
  Total assets...........................   929,873    980,356    1,038,320    1,086,460    1,123,598
  Total securities.......................   322,556    369,056      446,063      509,462      513,399
  Net loans..............................   455,545    464,165      456,471      449,561      489,333
  Total deposits.........................   803,986    849,649      909,703      943,097      969,749
  Long-term debt.........................    12,743     11,406       10,299        8,821        7,723
  Capital accounts.......................    73,933     79,429       85,570       95,438      108,122


                         THE INVESTARK SPECIAL MEETING

DATE, TIME AND PLACE


     The InvestArk Special Meeting will be held on June 13, 1994, commencing at 10:00 a.m. Central Daylight Time, at the offices of InvestArk, 412 South Main Street, Stuttgart, Arkansas.


PURPOSE OF MEETING


     The purpose of the InvestArk Special Meeting is to consider and vote upon the adoption of the Agreement between InvestArk and First United and to consider and vote upon the election of InvestArk to be governed by the Arkansas Business Corporation Act of 1987 (the "Election").


SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE


     The close of business on April 29, 1994 has been fixed by the Board of Directors of InvestArk as the record date for the determination of holders of InvestArk common stock entitled to notice of and to vote at the InvestArk Special Meeting. At the close of business on April 29, 1994, there were 215,960 shares of InvestArk common stock issued and outstanding held by 159 shareholders of record. Holders of record of InvestArk common stock on the record date are entitled to one vote per share and are entitled to dissenters' rights. See "The Merger -- Right of Dissent under the 1965 Act; Right of Dissent under the 1987 Act."


VOTE REQUIRED

     The affirmative vote of two-thirds of all the shares of InvestArk common stock outstanding on the record date is required to adopt the Agreement and the Election.

     As of January 1, 1994, directors, executive officers and their affiliates own 6.30% of the outstanding stock of InvestArk. In addition, other stockholders who in the aggregate own 66.14% of the outstanding shares of InvestArk common stock, have contractually committed to vote their shares in favor of the Merger.

VOTING; SOLICITATION OF PROXIES


     Proxies for use at the InvestArk Special Meeting accompany copies of this Proxy Statement delivered to record holders of InvestArk common stock and such proxies are solicited on behalf of the Board of Directors of InvestArk. A holder of InvestArk common stock may use his proxy if he is unable to attend the InvestArk

Special Meeting in person or wishes to have his shares voted by proxy even if he does attend the meeting. The proxy may be revoked in writing by the person giving it at any time before it is exercised by notice of such revocation to the secretary of InvestArk, or by submitting a proxy having a later date, or by such person appearing at the InvestArk meeting and electing to vote in person. All proxies validly submitted and not revoked will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of the Merger and the Election.


     InvestArk will bear the cost of solicitation of proxies from its stockholders. In addition to using the mails, proxies may be solicited by personal interview. Officers and other employees of InvestArk acting on InvestArk's behalf, may solicit proxies personally.

                        THE FIRST UNITED SPECIAL MEETING

DATE, TIME AND PLACE


     The First United Special Meeting will be held on June 13, 1994, commencing at 2:00 p.m. Central Daylight Time at the First National Bank Building, Main and Washington Streets, El Dorado, Arkansas.


PURPOSE OF MEETING

     The purpose of the First United Special Meeting is to consider and vote upon the adoption of the Agreement between InvestArk and First United.

SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE

     The close of business on April 29, 1994 has been fixed by the Board of Directors of First United as the record date for determination of holders of First United Common Stock entitled to notice of and to vote at the First United Special Meeting. At the close of business on April 29, 1994, there were 4,272,276 shares of First United Common Stock issued and outstanding held by approximately 800 stockholders of record. Holders of record of First United Common Stock on the record date are entitled to one vote per share, and are entitled to Dissenter's Rights. See "The Merger -- Right of Dissent under the 1987 Act."

VOTE REQUIRED

     The affirmative vote of two-thirds of all the shares of First United Common Stock outstanding on the record date is required to adopt the Agreement. As of January 1, 1994, directors, executive officers and their affiliates own approximately 26.50% of the outstanding Common Stock of First United.

VOTING; SOLICITATION OF PROXIES

     Proxies for use at the First United Special Meeting accompany copies of this Proxy Statement delivered to record holders of First United Common Stock. A holder of First United Common Stock may use his proxy if he is unable to attend the First United Special Meeting in person or wishes to have his shares voted by proxy even if he does attend the meeting. The proxy may be revoked in writing by the person giving it at any time before it is exercised by notice of such revocation to the secretary of First United, or by submitting a proxy having a later date, or by such person appearing at the First United Special Meeting and electing to vote in person. All proxies validly submitted and not revoked will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of the Merger.

     First United will bear the cost of solicitation of proxies from its stockholders. In addition to using the mails, proxies may be solicited by personal interview. Officers and other employees of First United, acting on First United's behalf, may solicit proxies personally.

                                   THE MERGER


BACKGROUND OF THE MERGER


     From time to time, the board of directors and management of InvestArk have considered various strategies for InvestArk, including merging with a larger company. Representatives of Stephens Inc. of Little Rock, Arkansas, InvestArk's financial advisors, were authorized to solicit potential merger partners. Stephens Inc. initially compiled a broad list of prospects who might have an interest. This list was then narrowed to a list of potential merger partners, including First United, based on an evaluation of compatibility with InvestArk's business, ability to provide satisfactory terms, and business and financial prospects. The board viewed each of these criteria as being important to the maximization of the InvestArk stockholders' value and the long-term best interest of stockholders. Of primary importance was the ability of the potential merger partner to continue and increase the market value of the investment by InvestArk stockholders through continued and enhanced business operations. The board also considered whether a potential merger partner would be able to provide InvestArk stockholders with readily marketable shares if a merger transaction ensued and was effected through a tax-advantaged share exchange.

     Twelve companies from the list, including First United, were contacted on a confidential basis concerning the possible merger. Eight of those companies were sufficiently interested to sign confidentiality agreements and receive a package of basic information about InvestArk. Although several parties indicated additional general interest after reviewing the basic information, only First United expressed a level of interest serious enough to merit further discussion. After indicating specific interest and after the confidentiality agreement was executed, First United was given the opportunity to examine the books and records of InvestArk on a confidential basis. After First United completed its review, the chairman of the board of InvestArk, with the assistance of InvestArk's financial advisors, negotiated the specific financial terms of the transaction with First United's Chief Financial Officer. These terms were placed in a letter of intent which was executed on October 21, 1993. This letter of intent provided the framework for the definitive, binding agreement between InvestArk and First United. The definitive agreement was prepared and finalized between October 21, 1993, and December 17, 1993. The definitive agreement was formally presented to InvestArk's board for consideration on that date.

     In order to fully and finally evaluate the economic terms of the transaction, the InvestArk board of directors, with the assistance of its financial advisors, reviewed and evaluated the proposed transaction based on a variety of criteria. The price was evaluated as a multiple of InvestArk's 1992 income, as a multiple of InvestArk's estimated 1993 net income, and as a multiple of InvestArk's estimated September 30, 1993, book value. Assuming that each First United share is valued in the range of $26.50 to $29.50, the First United offer is equal to 11.70 times InvestArk's 1992 net income, and approximately 1.5 times InvestArk's September 30, 1993 book value as estimated at the time. These multiples were determined by the board of InvestArk to be within the range of reasonableness when compared to other similar transactions.

     The proposed transaction was also evaluated in regard to the earnings effect on First United and on the basis of the amount of dividends which, based on past payment history, would result to InvestArk stockholders. These comparisons also indicated that the proposed transaction would be beneficial.

     The InvestArk board, with the assistance of its financial advisors, also compared the proposed transaction with other transactions which were apparently similar. The table below is a summary of selected comparable merger transactions that the board considered which reflects the names, dates, total value and multiples of income and equity of the targets.



                                                                                    TRANSACTION
                                                                                   VALUE/ TARGET
                                                                                 -----------------
                                           DATE            TRANSACTION            NET
           ACQUIRER TARGET               ANNOUNCED            VALUE              INCOME     EQUITY
- -------------------------------------    ---------    ----------------------     ------     ------
                                                      (DOLLARS IN THOUSANDS)
Worthen Banking Corp.                     01/31/92           $ 37,950(a)          11.6x       1.9x
  First National Bank, Fayetteville
Worthen Banking Corp.                     06/30/92            100,000             30.1        2.0
  The Union of Arkansas Corp.
State First Financial Corp.               01/01/93              7,352(b)          10.1        1.2
  First National Bank of Nashville                              8,388(c)          11.5        1.4
Union Planters Corp.                      01/01/93             25,300             13.9        1.5
  Bank of East Tennessee
Worthen Banking Corp.                     04/23/93             14,700(d)          15.2        1.9
  First Bentonville Bancshares, Inc.
Union Planters Corp.                      05/31/93             15,500              N/A        3.3
  Garrett Bancshares, Inc.
Union Planters Corp.                      06/01/93              8,300             12.2        1.3
  Erin Bank & Trust Company
Union Planters Corp.                      08/20/93             23,000             22.0        1.9
  Mid-South Bancorp, Inc.


- ---------------


(a) Based on $15,750 thousand of cash paid and the issuance of 1,200 thousand shares multiplied by the Worthen stock price as of 01/31/92 of $18.50.



(b) Based on the issuance of 262,566 shares issued multiplied by estimated/approximate value of $28.00 per share.



(c) Based on the issuance of 37,000 additional shares which is subject to satisfaction of contingency provisions in the purchase agreement.



(d) Purchase price based on a stated multiple of 1.85 times adjusted book value, to be paid 60% in stock and the assumption of approximately $5 million of debt.



     The InvestArk board evaluated the price/earnings multiples of the stock of selected publicly traded bank holding companies located in Arkansas, Missouri, and Tennessee. This evaluation reflected that the trading range price of First United shares was reasonable in comparison to the shares of other selected publicly traded bank holding companies, and therefore the shares to be received by InvestArk stockholders appeared to be reasonably valued by the market. The board of InvestArk also reviewed a summary of selected comparable merger transactions and determined that the total consideration was reasonable and within the range of other similar transactions. The board of InvestArk also reviewed the First United 1992 annual report on Form 10-K, as well as the Form 10-Q filed by First United for the period ended September 30, 1993. The board of InvestArk, through its financial advisors, also requested certain additional information regarding material litigation, environmental concerns and nonperforming assets of First United. The historical and current market price and trading trends for First United stock were also charted and reviewed. These were viewed favorably by the board of InvestArk.

     After all of these matters were reviewed and considered by the board, the board determined that the First United offer was acceptable, and the Agreement was approved on December 17, 1993, for presentation to the InvestArk stockholders.


     For its role as financial advisor to InvestArk, Stephens Inc. is to receive a cash payment of $100,000 from InvestArk, plus reimbursement for reasonable expenses which are expected to be minimal. Payment is to be made at the closing of the merger. Stephens Inc. is controlled by certain members of the families of Wilton R. Stephens (deceased) and Jackson T. Stephens, who are also affiliates of InvestArk. Various Stephens family members and trusts own in the aggregate 66.14% of the outstanding shares of InvestArk common stock and have entered into an agreement with First United to vote such shares in favor of the Merger.


     Stephens Inc. has acted as a market maker for First United common stock, which is traded on the National Association of Securities Dealers automated quotation system national market system, for many years. However, Stephens Inc. has temporarily suspended its role as a market maker in First United common stock pending closing of the merger.

REASON FOR THE MERGER

     The acquisition of InvestArk will expand First United's current markets. The banking subsidiaries of InvestArk are located in Melbourne, Arkansas and Stuttgart, Arkansas. Currently, there are no banking offices in the First United system located in Melbourne or Stuttgart. Thus, the acquisition of InvestArk expands First United's market into new areas.

     Management of First United believes that by expanding its markets, it will increase the range and competitiveness of its banking services to persons residing in the Melbourne and Stuttgart areas while increasing the earning power of First United.

FAIRNESS OF THE TRANSACTION

     THE BOARD OF DIRECTORS OF FIRST UNITED AND INVESTARK BELIEVE THAT THE PROPOSED ACQUISITION TERMS ARE FAIR TO THE STOCKHOLDERS OF BOTH FIRST UNITED AND INVESTARK AND RECOMMEND A VOTE IN FAVOR OF THE ADOPTION OF THE AGREEMENT.

THE AGREEMENT

     The following description of certain features of the Agreement is qualified in its entirety by the full text of the Agreement, which is incorporated herein by reference and attached hereto by Annex.

     Under the terms of the Agreement, InvestArk will be merged with and into First United in exchange for the issuance by the Company of a maximum of 985,849 newly issued shares of First United Common Stock to the holders of the common stock of InvestArk.

     The Agreement provides that the stockholders of InvestArk will receive total consideration of $26,125,000 consisting of fully paid and nonassessable shares of Common Stock, $1.00 par value of First United, if the average price of First United Common Stock is between $26.50 and $29.50. If the average price is in this range the number of shares of First United common stock to be exchanged for all of the issued and outstanding shares of InvestArk Common Stock will be determined by dividing $26,125,000 by the average price of First United Common Stock. The average price of First United Common Stock is defined as the average sales price per share for all trades occurring during the period of ten (10) trading days on which one or more trades actually takes place and which ends immediately prior to the second trading day preceding the closing date. Notwithstanding the foregoing, the number of shares of First United Common Stock to be exchanged shall not be less than 885,593 and shall not be greater than 985,849 which equate to an average price of First United Common Stock of $29.50 and $26.50, respectively.

     If the average price of First United common stock is less than $26.50, the amount of shares issued shall equal the ceiling of 985,849 shares. Also, if the average price of First United common stock is more than

$29.50, the amount of shares issued shall equal the floor of 885,593 shares. The total consideration exchanged will vary from $26,125,000 if the average price is either higher than $29.50 or lower than $26.50. For example, if the average price is $35.00, the InvestArk stockholders shall receive 885,593 shares of First United common stock, each share having a value of $35.00 representing total consideration of $30,995,755. If the average price is $22.00, the InvestArk stockholders shall receive 985,849 shares of First United common stock, each share having a value of $22.00 representing total consideration of $21,688,678. See "The Merger -- Exchange Ratio for the Merger".

     Fractional shares of First United Common Stock shall not be issued and any InvestArk stockholder entitled to receive a fractional share shall receive a cash payment equal to the value of the fractional share based on the average price of First United Common Stock.

     The Agreement can be terminated by InvestArk if the First United Common Stock average price is less than $22.00 and the scheduled closing date is more than 120 days after the date of the Agreement. First United may terminate the Agreement if the First United Common Stock average price is $35.00 or more and the scheduled closing date is more than 120 days after the date of the Agreement. However, First United may not terminate the Agreement based upon the aforementioned ground if: (i) First United has agreed or announced its intention to be acquired by a third party or merge into a third party that is the surviving corporation, or (ii) First United has received an unsolicited offer of proposal to engage in such a transaction. In addition, either party may terminate the Agreement, if the Merger is not closed on or before May 31, 1994 provided that the failure to close is not caused by a breach of the Agreement by the party seeking to terminate it.

     First United and InvestArk have agreed, for the period prior to the consummation of the merger, to operate their respective businesses only in the usual, regular and ordinary course. In addition, First United and InvestArk will use reasonable efforts to maintain and keep their respective properties in as good repair and condition as at present, except for ordinary wear and tear and to perform all obligations required under all material contracts, leases, and documents relating to or affecting their respective assets prior to the consummation of the Merger. First United and InvestArk have further agreed that, prior to consummation of the Merger, they will not incur any material liabilities or obligations, except in the ordinary course of business, or take any action which would or is reasonably likely to adversely affect the ability of either First United or InvestArk to obtain any necessary approvals, adversely affect the ability of First United or InvestArk to perform their covenants and agreements under the Agreement, or result in any of the conditions to the Merger not being satisfied. InvestArk has further agreed that, unless otherwise required by applicable law, it shall not initiate, solicit or encourage any inquiry or proposal which constitutes a competing transaction.

     The Agreement requires that certain conditions occur or be waived prior to the closing date ("conditions precedent"), including (a) approval by InvestArk stockholders by two-thirds of all outstanding shares; (b) approval by First United stockholders by two-thirds of all outstanding shares; (c) approval by the appropriate bank regulatory authorities; (d) receipt by the Company of an opinion from Arthur Andersen & Co. that the Merger will qualify for pooling of interests treatment under the applicable accounting principles; and (e) satisfaction of other normal conditions to closing a merger transaction. It is also a condition to the Merger that First United have an effective registration statement on file with the Securities and Exchange Commission covering the issuance of shares to be exchanged pursuant to the Merger. Prior to the effective date of the Merger, any condition of the Agreement except, those required by law may be waived by the party benefited by the condition.

     The effective date of the Merger will be the date the Articles of Merger are filed with the Arkansas Secretary of State, or the date so stated in the Articles of Merger. The Agreement provides that a closing date will be set by mutual agreement to occur within a reasonable time following the date on which the last of all regulatory and other approvals necessary to consummate the Merger have been received and all necessary time periods imposed by regulatory authorities have elapsed. The parties may, however, amend the Agreement to provide a later closing date.

REGULATORY APPROVALS

     The Merger is subject to prior approval by the appropriate banking regulatory authorities. An application has been filed for approval of the Merger with the Board of Governors of the Federal Reserve ("Board") for First United to acquire InvestArk. In conjunction with the Board application, the Merger is also subject to review by the Department of Justice as to its competitive effects. An application has also been filed with the Arkansas Bank Department ("Department") for approval of the Merger. The application made to the Board was approved on March 15, 1994. The application made to the department was approved on February 24, 1994.

ANTITRUST MATTERS


     The Department of Justice has thirty (30) calendar days after approval by the Board in which to challenge the proposed Merger on anti-trust considerations. The approval letter from the Board provided that the Merger may not be consummated until thirty (30) calendar days after the effective date of such letter. The thirty calendar days has expired from the effective date of the Board's approval. The letter also provided that the transaction must be consummated no later than three (3) months from that effective date unless the period is extended for good cause by the Board upon request by First United.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     General. For federal income tax purposes the law provides that participants (a "Party" or "Parties") in a transaction, including the transaction contemplated by the Merger, which meets certain specific statutory and case law requirements (a "reorganization") are entitled to special tax treatment which effectively defers the instance of taxation on any gain inherent in a reorganization. This result is achieved by treating the Parties as if they had continued substantially unaffected by the reorganization. Under Section 361, no gain or loss is recognized by a Party as a result of a reorganization (Section references under this caption are to the Internal Revenue Code of 1986, as amended (the "Code"). Section 362(b) provides that the tax basis of property received by a Party in a reorganization is the same as it would be in the hands of the transferor, increased by any gain recognized by the transferor on such transfer. The tax basis of the underlying assets of the Parties is not changed.

     For the stockholders of corporations which are Parties to a reorganization,
Section 354 provides that no gain or loss shall be recognized to such stockholders on the exchange of their stock of one Party for the stock of another Party. Section 358 provides that the basis of the stock received by such a stockholder shall be the same as the basis of the stock surrendered in the exchange. Under Section 1223, the holding period of the stock received by a stockholder of one of the Parties will include the period for which the stock exchanged by such stockholder was held.

     As a result of case law interpreting the special tax treatment available for reorganizations, there is also (i) a continuity-of-interest concept which requires that, in the aggregate, stockholders of each of the corporate parties to a reorganization maintain a minimum level of equity ownership in the surviving corporate party, (ii) a continuity of business enterprise requirement; and (iii) a valid business purpose requirement.

     Tax Consequences. It is expected that at or prior to the closing date of the Merger, InvestArk will receive closing tax opinion of tax counsel to InvestArk that for federal income tax purposes, under current law, assuming that the Merger and related transactions will take place as described in the Merger Agreement and that the case law requirements described above, relating to continuity of stockholder interest, continuity of business enterprise and valid business purpose, are satisfied, the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and First United and InvestArk each will be a Party to the reorganization within the meaning of
Section 368(b) of the Code.

     If the Merger constitutes such a reorganization, the following will be all of the material federal income tax consequences of the Merger to InvestArk and its stockholders in the opinion of Shults, Ray & Kurrus: (i) no gain or loss will be recognized by the InvestArk stockholders upon the receipt of First United Common Stock in exchange for InvestArk common stock in connection with the Merger; (ii) the tax basis of the First

United Common Stock to be received by the InvestArk stockholders in connection with the Merger will be the same as the basis in the InvestArk Common Stock surrendered in exchange therefor; (iii) the holding period of the First United Common Stock to be received by the InvestArk stockholders in connection with the Merger will include the holding period of the InvestArk common stock surrendered in exchange therefor, provided that InvestArk common stock is held as a capital asset at the effective time of the Merger; and (iv) the payment of cash to stockholders of InvestArk in lieu of the issuing fractional shares of First United Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by First United for cash and the payments received will be treated as distributions in redemption of the fractional shares, subject to the provisions of Section 302 of the Code.

     Cash Received by Holders of InvestArk or First United Common Stock Who Dissent. A stockholder of InvestArk or First United who perfects his dissenter's rights under the laws of Arkansas and who receives payment of the fair value of his shares of InvestArk common stock will be treated as having received such payment in redemption of such stock. Such redemption will be subject to the conditions and limitations of Section 302 of the Code, including the attribution rules of Section 318. In general, if the dissenting shares of common stock are held by the holder as a capital asset at the effective time of the Merger, such holder will recognize capital gain or loss measured by the difference between the amount of cash received by such holder and the basis for such shares. Each holder of common stock who contemplates exercising his dissenter's rights should consult his own tax adviser as to the possibility that any payment to him will be treated as dividend income.

     THE DISCUSSION SET FORTH ABOVE DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. EACH INVESTARK AND FIRST UNITED STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

     First United intends to treat the merger as a pooling of interests for accounting purposes. Consequently, in accordance with generally accepted accounting principles, First United anticipates that it will restate its consolidated financial statements to include the assets, liabilities, stockholders' equity and results of operations of InvestArk as reflected in its consolidated financial statements, subject to appropriate adjustments, if any, to conform accounting principles of the two companies.

RIGHT OF DISSENT UNDER THE 1965 ACT

     HOLDERS OF INVESTARK COMMON STOCK WILL BE ENTITLED TO EXERCISE DISSENTER'S RIGHTS EITHER UNDER THE 1965 ACT OR THE 1987 ACT. IF APPROVED, THE ELECTION TO BE GOVERNED BY THE 1987 ACT BY THE STOCKHOLDERS OF INVESTARK, AS DISCUSSED BELOW, WILL BE MADE PRIOR TO CONSUMMATION OF THE MERGER BUT SUBSEQUENT TO A VOTE ON SUCH MERGER. THEREFORE, FIRST UNITED WILL RECOGNIZE COMPLIANCE WITH EITHER THE 1965 ACT OR THE 1987 ACT AS A VALID EXERCISE OF DISSENTER'S RIGHTS WITH RESPECT TO SUCH MERGER. FOR A DISCUSSION OF THE PROCEDURE TO BE FOLLOWED UNDER THE 1987 ACT, SEE "THE MERGER -- RIGHT OF DISSENT UNDER THE 1987 ACT."

     Under Arkansas law, holders of InvestArk common stock are entitled to dissenters' rights pursuant to Ark. Code Ann. sec. 4-26-1007 of the 1965 Act. However, if a holder of shares of InvestArk common stock chooses to follow the procedure under the 1965 Act, he shall only be entitled to such rights if he complies with that statute. The following summary does not purport to be a complete statement of the method of compliance with Section 4-26-1007 and is qualified by reference to those statutory sections which are attached, hereto by Annex.

     A holder of InvestArk stock who wishes to perfect his dissenter's rights in the event that the Merger is adopted must:

          (a) File with the corporation, prior to or at the meeting of stockholders at which the vote on the Agreement is to be made, written objection to the Agreement; and


          (b) Not have voted in favor of the Agreement.



     Any written notice of objection to the Agreement pursuant to clause (a) of the immediately proceeding paragraph should be mailed or delivered to InvestArk Bankshares, Inc., 412 South Main Street, Stuttgart, Arkansas 72021, Attention:
Harry C. Erwin, Chief Executive Officer. Because the written objection must be delivered prior to or at the stockholder vote on the Agreement, it is recommended, although not required, that a stockholder using the mail should use certified or registered mail, return receipt requested, to confirm that he has made timely delivery.


     Within ten (10) days after the consummation of the Merger, any stockholder objecting to the Merger must make a written demand on First United for payment of the fair value of his shares as of the day before the vote on the Agreement was taken. This second notice should be mailed to First United Bancshares, Inc., Main and Washington Streets, El Dorado, Arkansas, 71730, Attention: John E. Burns, Vice President and Chief Financial Officer. The demand must state the number and class of shares owned. If a demand is not made within the 10-day period, the stockholder is bound by the Agreement.


     Within ten (10) days after the Merger is effected, First United shall give notice to each dissenting stockholder who made demand as provided above for the payment of the value of his shares. If the dissenting stockholder and First United agree upon the value of the shares within thirty (30) days after the date of the Merger, then payment shall be made within ninety (90) days of the Merger. Simultaneously with the payment, the dissenting stockholder shall surrender the certificates representing his shares.


     If within the thirty-day period no agreement is reached as to the value of the dissenting stockholder's shares, the dissenting stockholder must file a petition in Pulaski County Circuit Court within 60 days after the expiration of the 30-day period asking for a determination of the fair value of his shares. The judgment will be final and is payable only upon and simultaneously with the surrender of the certificates representing the shares to First United. If a dissenting stockholder fails to file a petition within the 60-day period, he and all persons claiming under him shall be bound by the terms of the Agreement.

RIGHT OF DISSENT UNDER THE 1987 ACT

     HOLDERS OF FIRST UNITED COMMON STOCK OR INVESTARK COMMON STOCK SHALL BE ENTITLED TO DISSENTER'S RIGHTS PURSUANT TO ARK. CODE ANN. SEC. 4-27-1301 ET. SEQ. OF THE 1987 ACT WITH RESPECT TO THE MERGER. HOWEVER, A HOLDER OF FIRST UNITED COMMON STOCK SHALL ONLY BE ENTITLED TO EXERCISE DISSENTER'S RIGHTS UNDER THE 1987 ACT, WHEREAS A HOLDER OF INVESTARK COMMON STOCK MAY ALSO EXERCISE SUCH RIGHTS UNDER THE 1965 ACT, SEE "THE MERGER -- RIGHT OF DISSENT UNDER THE 1965 ACT."

     The following summary does not purport to be a complete statement of the method of compliance with the 1987 Act and is qualified by reference to those statutory sections which are attached hereto by Annex.

     A holder of either InvestArk or First United Common Stock who wishes to perfect his dissenter's rights in the event that the Merger is adopted must:

          (a) File with the corporation, prior to or at the meeting of stockholders at which the vote on the Agreement is to be made, written objection to the Agreement; and


          (b) Not have voted in favor of the Agreement.

     Any written notice of objection to the Agreement pursuant to clause (a) of the immediately preceding paragraph should be mailed or delivered to InvestArk Bankshares, Inc., 412 South Main Street, Stuttgart, Arkansas 72021, Attention:
Mr. Harry C. Erwin, Chief Executive Officer (if you are a stockholder of First United, to First United Bancshares, Inc., Main and Washington Streets, El Dorado, Arkansas 71730, Attention: John E. Burns, Vice President and Chief Financial Officer). Because the written objection must be delivered prior to or at the stockholder vote on the Merger, it is recommended, although not required, that a stockholder using the mail should use certified or registered mail, return receipt requested, to confirm that he has made timely delivery.



     If the Merger is adopted at the stockholders meeting, the corporation must send to the dissenting stockholder, no later than ten (10) days after the corporate action was taken, a dissenter's notice which will inform the stockholder where a demand for payment must be sent, where the stockholder's share certificates must be deposited and provide a form for demanding payment. The dissenter's notice will also notify the stockholder of a time period within not fewer than thirty (30) nor more than sixty (60) days which the stockholder must deliver the payment demand form and stock certificates to the corporation.


     As soon as the Merger is consummated, or upon receipt of a payment demand by the dissenting stockholder, First United must pay the dissenting stockholder the amount First United estimates to be the fair value of the shares, plus accrued interest and deliver to the dissenting stockholder the corporation's balance sheet as of the most recent fiscal year, an income statement for that year, a statement of changes in stockholder equity for that year, and the latest available interim financial statement. At this time, First United shall also deliver to the dissenting stockholder a statement of the corporation's estimate of fair value of the shares, an explanation of how interest was calculated, a statement of the dissenter's right to demand a higher value for his shares and a copy of the appropriate statutory provisions governing the dissenters rights procedure.

     Within thirty (30) days after the dissenting stockholder has received payment in the amount the corporation estimates to be the fair value of the shares, the dissenting stockholder must notify the corporation, in writing, of his own estimate of fair value. If the dissenting stockholder does not notify the corporation within this thirty (30) day period, he waives his right to demand a higher payment.

     If the demand for payment, as referenced in the immediately preceding paragraph remains unsettled for sixty (60) days from the date the corporation receives the dissenting stockholders demand for payment, the corporation must commence a proceeding and file a petition in Pulaski County Circuit Court to determine the fair value of the shares and the amount of accrued interest to be paid.

EXCHANGE RATIO FOR THE MERGER

     If the average sales price is between $26.50 and $29.50 the number of shares of First United Common Stock to be issued pursuant to the Merger is calculated by dividing $26,125,000 by the average sales price of First United Common Stock for all trades occurring during the period of ten (10) days on which one or more trades actually takes place and which ends immediately prior to the second trading day preceding the closing date. If the average sales price is less than $26.50 the total number of shares exchanged will be the ceiling of 985,849. If the average sales price is more than $29.50 the total number of shares exchanged will be the floor of 885,593. The exchange ratio for the Merger is calculated by taking the number of shares of First United Common Stock to be issued and dividing this number by the total number of issued and outstanding shares of InvestArk common stock, which is 215,960. The following table illustrates a range of average sales prices for First United Common Stock and based upon these average sales prices, calculates the number of shares of First United Common Stock to be issued and the resulting exchange ratio. Furthermore, the table illustrates the total consideration to be exchanged which shall vary depending upon the average sales price of First United Common Stock. This table is for illustration purposes only and should not be relied upon as the actual amount of shares to be issued, the actual average sales price, the actual exchange ratio, or the actual amount of consideration to be exchanged.


                         CALCULATION OF EXCHANGE RATIO

FIRST UNITED     FIRST UNITED                      TOTAL
  AVERAGE        COMMON STOCK     EXCHANGE     CONSIDERATION
SALES PRICE         ISSUED        RATIO(2)       EXCHANGED
- ------------     ------------     --------     -------------
    22.00          985,849         4.5650        21,688,678
    26.50          985,849         4.5650        26,125,000
    28.00          933,035         4.3204        26,125,000
    29.50          885,593         4.1007        26,125,000
    35.00          885,593         4.1007        30,995,755

- ---------------

(2) The Exchange Ratio represents the number of shares of First United Common Stock that a stockholder of InvestArk would receive for one share of InvestArk common stock. However, as discussed above, fractional shares will not be issued.

EXPENSES OF THE MERGER

     First United and InvestArk will bear their own expenses incident to preparing for entering into and carrying out the Merger Agreement and the consummation of the Merger, except that First United will pay all expenses incident to the preparation of this Proxy Statement and its printing and distribution and for the filing of necessary applications for approval of the Merger with the Board and Department.

                             FINANCIAL INFORMATION

     The following unaudited Pro Forma Combining Balance Sheet as of December 31, 1993, and Unaudited Pro Forma Combining Income Statements for the years ended December 31, 1993, 1992, and 1991 illustrate the effect of the proposed Merger as if the Merger had occurred at the beginning of the earliest period presented.

     These Pro Forma Combining Financial Statements should be read in conjunction with the historical financial statements of First United which are incorporated by reference herein and InvestArk which are included herein.

     The Pro Forma Combining Financial Statements are presented for comparative purposes only and are not intended to be indicative of actual results had the transactions occurred as of the dates indicated above nor do they purport to indicate which may be attained in the future.

                     PRO FORMA COMBINING BALANCE SHEETS(1)



                                                                 DECEMBER 31, 1993
                                            -----------------------------------------------------------
                                                                            PRO FORMA        PRO FORMA
                                            FIRST UNITED     INVESTARK     ADJUSTMENTS        COMBINED
                                            ------------     ---------     -----------       ----------
                                                                   (IN THOUSANDS)
ASSETS
Cash and due from banks....................   $ 45,013       $   7,214       $               $   52,227
Short-term investments.....................     32,671           1,180                           33,851
Securities held for sale...................     83,468               0                           83,468
Investment securities......................    342,067          87,864                          429,931
Net loans..................................    406,331          83,002                          489,333
Premises and equipment.....................     11,182           2,722                           13,904
Goodwill...................................      4,308               0                            4,308
Other real estate owned....................        897             143                            1,040
Other assets...............................     12,757           2,779                           15,536
                                            ------------     ---------     -----------       ----------
          Total Assets.....................   $938,694       $ 184,904       $     0         $1,123,598
                                            ------------     ---------     -----------       ----------
                                            ------------     ---------     -----------       ----------
LIABILITIES AND CAPITAL ACCOUNTS
Deposits...................................   $806,449       $ 163,300       $               $  969,749
Federal funds purchased and securities sold
  under agreements to repurchase...........     27,109           3,403                           30,512
Other liabilities..........................      6,665             827                            7,492
Long-term debt.............................      7,214             509                            7,723
                                            ------------     ---------     -----------       ----------
          Total Liabilities................    847,437         168,039                        1,015,476
                                            ------------     ---------     -----------       ----------
Preferred stock............................          0               0                                0
Common stock...............................      4,272           2,191        (2,191)(2)          5,173
                                                                                 901 (2)
Surplus....................................     11,126           1,105        (1,105)(2)         13,391
                                                                               2,265 (2)
Undivided Profits..........................     75,859          13,720                           89,579
Less: Treasury Stock.......................          0            (130)          130 (2)               0
      Net unrealized loss on marketable
        equity securities..................         --             (21)           --                (21)
                                            ------------     ---------     -----------       ----------
          Total Capital Accounts...........     91,257          16,865             0            108,122
                                            ------------     ---------     -----------       ----------
          Total Liabilities and Capital
            Accounts.......................   $938,694       $ 184,904       $     0         $1,123,598
                                            ------------     ---------     -----------       ----------
                                            ------------     ---------     -----------       ----------

                    PRO FORMA COMBINING INCOME STATEMENT(1)

                                                             FOR THE YEAR ENDED DECEMBER 31, 1993

                                                             ------------------------------------
                                                               FIRST                   PRO FORMA
                                                              UNITED       INVESTARK   COMBINED
                                                             ---------     -------     ---------
                                                             (IN THOUSANDS, EXCEPT FOR SHARE DATA)
Interest income............................................    $59,413     $12,555       $71,968
Interest expense...........................................     23,860       5,045        28,905
                                                             ---------     -------     ---------
Net interest income........................................     35,553       7,510        43,063
Provision for loan losses..................................     (1,215)       (600)       (1,815)
                                                             ---------     -------     ---------
Net interest income after provision for loan losses........     34,338       6,910        41,248
Other income
  Service charges on deposit accounts......................      2,932         348         3,280
  Trust department income..................................      1,000         515         1,515
  Security gains...........................................         55          --            55
  Other service charges and fees...........................         --          90            90
  Other operating income...................................      1,168         556         1,724
                                                             ---------     -------     ---------
          Total other income...............................      5,155       1,509         6,664
Other expense
  Salaries.................................................      8,167       2,189        10,356
  Pension and other employee benefits......................      2,454         758         3,212
  Net occupancy expense....................................      1,788         427         2,215
  Equipment expense........................................        814         454         1,268
  Data processing expense..................................      1,573         171         1,744
  Other operating expense..................................      7,289       2,994        10,283
                                                             ---------     -------     ---------
          Total other expense..............................     22,085       6,993        29,078
                                                             ---------     -------     ---------
Income before income taxes.................................     17,408       1,426        18,834
Income tax expense.........................................      5,471         148         5,619
                                                             ---------     -------     ---------
Income from continuing operations..........................    $11,937     $ 1,278       $13,215
                                                             ---------     -------     ---------
                                                             ---------     -------     ---------
Earnings per share(3)......................................    $  2.79     $  5.93       $  2.55
Weighted average shares outstanding........................  4,272,276     215,450     5,173,138

                    PRO FORMA COMBINING INCOME STATEMENT(1)

                                                             FOR THE YEAR ENDED DECEMBER 31, 1992
                                                             ------------------------------------
                                                               FIRST                   PRO FORMA
                                                              UNITED       INVESTARK   COMBINED
                                                             ---------     ---------   ---------
                                                            (IN THOUSANDS, EXCEPT FOR SHARE DATA)
Interest income............................................   $63,381      $14,188      $77,569
Interest expense...........................................    28,690        6,369       35,059
                                                             ---------     -------     ---------
Net interest income........................................    34,691        7,819       42,510
Provision for loan losses..................................    (2,422)         (64)      (2,486)
                                                             ---------     -------     ---------
Net interest income after provision for loan losses........    32,269        7,755       40,024
                                                             ---------     -------     ---------
Other income
  Service charges on deposit accounts......................     2,831          380        3,211
  Trust department income..................................       919          488        1,407
Security gains.............................................       386            0          386
  Other service charges and fees...........................         0           68           68
  Other operating income...................................     1,379          568        1,947
                                                             ---------     -------     ---------
          Total other income...............................     5,515        1,504        7,019
                                                             ---------     -------     ---------
Other expense
  Salaries.................................................     7,770        2,088        9,858
  Pension and other employee benefits......................     2,611          454        3,065
  Net occupancy expense....................................     1,881          422        2,303
  Equipment expense........................................       605          433        1,038
  Data processing expense..................................     1,860          166        2,026
  Other operating expense..................................     7,966        2,962       10,928
                                                             ---------     -------     ---------
          Total other expense..............................    22,693        6,525       29,210
                                                             ---------     -------     ---------
Income before income taxes.................................    15,091        2,734       17,825
Income tax expense.........................................     4,648          501        5,149
                                                             ---------     -------     ---------
Income from continuing operations..........................   $10,443      $ 2,233      $12,676
                                                             ---------     -------     ---------
                                                             ---------     -------     ---------
Earnings per share(3)......................................   $  2.44      $ 10.33      $  2.45
Weighted average shares outstanding........................   4,272,276     216,235     5,173,138

                    PRO FORMA COMBINING INCOME STATEMENT(1)

                                                               FOR THE YEAR ENDED DECEMBER 31,
                                                                            1991
                                                             -----------------------------------
                                                               FIRST                   PRO FORMA
                                                              UNITED       INVESTARK   COMBINED
                                                             ---------     -------     ---------
                                                               (IN THOUSANDS, EXCEPT FOR SHARE
                                                                            DATA)
Interest income............................................  $  68,976     $15,960     $  84,936
Interest expense...........................................     39,043       9,182        48,225
                                                             ---------     -------     ---------
Net interest income........................................     29,933       6,778        36,711
Provision for loan losses..................................     (3,250)     (1,464)       (4,714)
                                                             ---------     -------     ---------
Net interest income after provision for loan losses........     26,683       5,314        31,997
Other income
  Service charges on deposit accounts......................      2,669         397         3,066
  Trust department income..................................        886         470         1,356
  Security gains...........................................        254           0           254
  Other service charges and fees...........................          0          82            82
  Other operating income...................................      1,137         666         1,803
                                                             ---------     -------     ---------
          Total other income...............................      4,946       1,615         6,561
                                                             ---------     -------     ---------
Other expense
  Salaries.................................................      7,566       2,040         9,606
  Pension and other employee benefits......................      2,279         412         2,691
  Net occupancy expense....................................      1,773         461         2,234
  Equipment expense........................................        623         370           993
  Data processing expense..................................      1,570         163         1,733
  Other operating expense..................................      7,285       2,448         9,733
                                                             ---------     -------     ---------
          Total other expense..............................     21,096       5,894        26,990
                                                             ---------     -------     ---------
Income before income taxes.................................     10,533       1,035        11,568
  Income tax expense.......................................      2,986         128         3,114
                                                             ---------     -------     ---------
Income from continuing operations..........................  $   7,547     $   907     $   8,454
                                                             ---------     -------     ---------
                                                             ---------     -------     ---------
Earnings per share(3)......................................  $    1.77     $  4.19     $    1.63
Weighted average shares outstanding........................  4,272,276     216,212     5,173,138

NOTES TO PRO FORMA COMBINING FINANCIAL STATEMENTS

     (1) The adjustments to the Pro Forma Combining Financial Statements do not include direct expenses related to the Merger, which will be recorded at the time of the Merger. The pro forma data are not necessarily indicative of the operating results or financial position that would have occurred had the Merger been consummated at the dates indicated, nor necessarily indicative of future operating results of financial position.

     (2) These adjustments reflect the issuance of approximately 900,862 shares of First United Common Stock in exchange for all InvestArk common stock and the retirement of InvestArk common stock held in treasury. The actual number of shares of First United Common Stock to be issued pursuant to the Merger will fluctuate based upon the average price of First United Common Stock assumed to be at 29.00 for these Pro Forma Combining Financial Statements.

     (3) Pro forma per share data are based on the number of shares of First United Common Stock that would have been outstanding had the Merger occurred at the beginning of the earliest period presented. The following table illustrates pro forma earnings per share based upon the allowable minimum and maximum average price of First United Common Stock of $26.50 and $29.50, respectively, pursuant to the Agreement.

                                                                        $26.50    $29.50
                                                                        ------    ------
        Year ended December 31, 1991..................................  $ 1.61    $ 1.64
        Year ended December 31, 1992..................................    2.41      2.46
        Year ended December 31, 1993..................................    2.51      2.56

             ELECTION BY INVESTARK STOCKHOLDERS UNDER THE 1987 ACT

ELECTION INCIDENTAL TO THE MERGER

     THE ELECTION BY THE STOCKHOLDERS OF INVESTARK TO BE GOVERNED BY THE ARKANSAS BUSINESS CORPORATION ACT OF 1987 IS INCIDENTAL TO THE MERGER PROPOSAL AND APPROVAL OF SUCH ELECTION WILL HAVE NO FORCE OR EFFECT UNLESS THE MERGER IS LIKEWISE APPROVED.

REASON FOR THE ELECTION

     InvestArk is a corporation that was organized under the Arkansas Business Corporation Act of 1965, codified at Ark. Code Ann. sec.4-26-101 et.seq. The 1987 Act is applicable to those corporations that were incorporated on or after January 1, 1988 or those "1965 Act" corporations that elect to be governed by the 1987 Act by amending their Articles of Incorporation to so state. The stockholders of First United elected to be governed by the 1987 Act by amending its Articles of Incorporation.

     The 1965 Act and 1987 Act have statutory merger procedures that must be complied with in order to legally consummate a merger. Although both acts contain similar provisions, it is advisable for InvestArk to elect to be governed by the 1987 Act in order to facilitate compliance with the applicable statutory requirements.

RESULT OF THE ELECTION

     The affirmative vote of two-thirds of all outstanding shares of InvestArk common stock will authorize InvestArk to amend its Articles of Incorporation and thereby elect to be governed by the 1987 Act. First United is governed by the 1987 Act and shares of First United Common Stock received by InvestArk stockholders upon consummation of the Merger will entitle such stockholders rights under the 1987 Act. The following discussion is an analysis of the material differences between the 1965 and 1987 Act with respect to Stockholders' rights.

     Powers of Directors in Setting Preferences, Rights and Limitation of Classes and Series of Stocks. The 1965 Act states that the preferences, rights and limitations of classes of stock must be specified in the Articles, and that the power to establish certain limited rights and preferences for series may be delegated to the Board. The 1987 Act, however, allows inclusion of a provision in the Articles which gives the Board the power to set the preferences, rights and limitations of any class or series of stock before any shares of the class or series are issued. This power is exercised by filing with the Secretary of State Articles of Amendment, adopted without stockholder action.

     Preemptive Rights. The 1987 Act denies stockholders preemptive rights (i.e., the right of existing stockholders to acquire newly-issued shares of stock on a pro rata basis of current ownership interest) unless the Articles specifically authorize preemptive rights. In contrast, the 1965 Act grants certain preemptive rights unless denied by the Articles.

     Restrictions On Distributions. The 1987 Act allows a corporation to elect in its Articles to restrict its ability to make distributions. The 1965 Act has no such provision.

     Quorum. The 1987 Act, like the 1965 Act, provides that a quorum, for purposes of a stockholders meeting, will be a majority of the shares entitled to vote unless the Articles provide otherwise. The 1987 Act does not provide a minimum size for the quorum. The 1965 Act provides that a quorum may not be less that one-third of the shares entitled to vote.

     Cumulative Voting. Cumulative voting is a method of voting for directors where each share entitled to vote is given as many votes as there are board positions being voted on; the votes may be "cumulated," or cast for a single position, rather than spread among the available positions. The 1987 Act does not allow stockholders to cumulate their votes for election of directors unless the Articles of Incorporation so provide. This is contrary to the 1965 Act, which grants stockholders absolute cumulative voting rights.

     Removal of Directors. The 1987 Act allows the Articles to provide that directors may be removed only for cause. The 1965 Act does not allow such a limitation and provides that directors may be removed with or without cause by a majority of the shares entitled to vote.

     Vacancy on Board of Directors. The 1987 Act provides that unless the Articles provide otherwise, any vacancy on the board may be filled by either the stockholders or the remaining directors. This is a change from the 1965 Act, under which the remaining directors fill vacancies unless the Articles provide otherwise.

     Amendment of By-Laws. The 1987 Act provides that the Articles may reserve to the stockholders the power to amend a corporation's by-laws. If the power is not so reserved, the board may amend the by-laws, but stockholders may not be excluded from the power to amend the by-laws. The 1965 Act provides that the board of directors alone have the power to amend the by-laws, unless the Articles reserve that power solely to the stockholders.

     By-Law Increasing Quorum or Voting Requirements for Stockholders. The 1987 Act allows the stockholders to adopt a by-law that fixes a greater stockholder quorum or voting requirement than the statutory requirement if such by-law is authorized by the Articles of Incorporation. The 1965 Act has no such provision.

     Voting to Adopt Merger. The 1987 Act allows the Articles to set a voting requirement for mergers which is greater than the statutory requirement of a majority of votes to be cast. The 1965 Act includes a statutory requirement of two-thirds of the votes entitled to be cast to approve a merger.

     Sales of Assets in Regular Course of Business and Mortgage of Assets. Unless otherwise provided in the Articles, the 1987 Act allows the board to act without stockholder approval in the sale or other disposition of all, or substantially all, of the property of the corporation in the usual course of business and to mortgage all or any of the corporation's property, whether or not in the usual course of business. However, the 1965 Act contains the same provision.

     Notice of Stockholder Meetings. The 1987 Act requires notice of the date, time, and place of each annual or special meeting of the stockholders. If the meeting is to consider a proposal to increase the authorized capital stock or in bonded indebtedness of the corporation, the notice must be given no fewer than 75 days before the meeting period. The 1965 Act has the same provision. Under the 1987 Act, in all other cases the notice must be given no fewer than 10 and no more than 60 days before the meeting date. Under the 1965 Act notice cannot be given fewer than 10 and more than 50 days prior to the meeting.

     Proxies. Like the 1965 Act, the 1987 Act allows a stockholder to vote by proxy. The procedural provisions for the exercise of proxies under the 1987 Act are the same as under the 1965 Act.

     Voting. The 1987 Act, unlike the 1965 Act, does not count abstaining votes in determining whether there are sufficient affirmative votes to approve a measure. The 1965 Act states that (unless a greater number is required by statute or by the Articles) approval by stockholders takes the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter. The 1987 Act, however, provides that the action is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action.

     Dissenting Stockholders. Those transactions giving rise to dissenters' rights under the 1965 Act are as follows:

          1. Consummation of a sale of all or substantially all of the assets of a corporation otherwise than in the usual or ordinary course of its business.

          2. Consummation of a merger or consolidation to which the corporation is a party unless on the date the Articles of Merger are filed the surviving corporation wholly owns the other corporations that are parties to the Merger.

     Under the 1987 Act, a stockholder is entitled to dissent from the following corporate actions:

          1. Consummation of a plan of merger to which the corporation is a party if stockholder approval is required or if the corporation is a subsidiary that is merged with its parent;

          2. Consummation of a plan of share exchange to which the corporation is a party and which requires stockholder approval;

          3. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business if stockholder approval is required;

          4. An amendment of the Articles of Incorporation that materially and adversely affects the rights of dissenters' shares; or

          5. Any other corporate action taken pursuant to a stockholder vote to the extend the Articles of Incorporation, the By-Laws, or a resolution of the board of directors provides that stockholders are entitled to dissent.

     For a summary of the procedure that would be followed in order to exercise dissenters' rights under the 1965 Act, See "The Merger -- Right of Dissent under the 1965 Act." For a summary of the procedure that would be followed in order to exercise dissenters' rights under the 1987 Act, See "The Merger -- Right of Dissent under the 1987 Act."

                         FIRST UNITED BANCSHARES, INC.
GENERAL

     First United is a multi-bank holding company incorporated in 1980 for the purpose of holding all of the outstanding stock of The First National Bank of El Dorado, El Dorado, Arkansas having assets of $286 million, deposits of $244 million, and stockholders' equity of $31 million, as of September 30, 1993. Between 1981 and 1988, First United acquired three other banks in different cities within Arkansas. The banks acquired were the First National Bank of Magnolia, Magnolia, Arkansas, having assets of $201 million, deposits of $176 million, and stockholders' equity of $21 million, as of September 30, 1993; Merchants and Planters Bank, N.A. of Camden, Camden, Arkansas, having assets of $90 million, deposits of $81 million, and stockholders' equity of $9 million as of September 30, 1993; and City National Bank of Fort Smith, Fort Smith, Arkansas, having assets of $310 million deposits of $271 million and stockholders' equity of $27 million as of September 30, 1993. Each of the banks are wholly-owned by First United, and, furthermore, are banks organized under the laws of the United States and are regulated by the Office of the Comptroller of the Currency.

     On November 30, 1993 First United acquired Commerce Financial Corporation which wholly-owned Commercial Bank at Alma, Alma, Arkansas. Commerce Financial Corporation was merged into First United which succeeded to the ownership of Commercial Bank at Alma which had assets of $45 million, deposits of $40 million, and stockholders' equity of $5.5 million as of the date of closing. Commercial Bank at Alma is a state-chartered institution and is regulated under the supervision of the Arkansas Bank Department.

     The banks offer customary services of banks of similar size and similar markets, including interest-bearing and non-interest-bearing deposit accounts, commercial, real estate and personal loans, trust services, correspondent banking services and safe deposit box activities.

     The banking business is highly competitive. The Subsidiary Banks of First United compete actively with national and state banks, savings and loan associations, securities dealers, mortgage bankers, finance companies and insurance companies.

REGULATION

     First United is a registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended (the "Act"), and as such, is subject to regulation and examination by the Federal Reserve Board and is required to file with the Federal Reserve Board annual reports and other information regarding the business operations of itself and its subsidiaries. The Act provides that a bank holding company may be required to obtain Federal Reserve Board approval for the acquisition of more than 5% of the voting securities of substantially all of the assets of any bank or bank holding company, unless it already owns a majority of the voting securities of such bank or bank holding company. The Act prohibits First United from engaging in any business other than banking or bank-related activities specifically allowed by the Federal Reserve Board. The Act also prohibits First United and its subsidiaries from engaging in certain tie-in arrangements in connection with the extension of credit, the lease of sale of property or the provision of any services.

     As a registered bank holding company, First United is subject to the Federal Reserve Board's position that a bank holding company should serve as a "source of strength" for its bank subsidiaries. In an early application of the doctrine the Federal Reserve Board announced that failure to assist a troubled bank subsidiary when its holding company was in a position to do so was an unsafe and unsound practice and the Federal Reserve Board claimed the authority to order a bank holding company to capitalize its subsidiary banks.

     In 1991 Congress modified the source of strength doctrine by creating a system of prompt corrective actions under which the federal banking agencies are required to take certain actions to resolve the problems of depository institutions based on their level of capitalization. In a bank holding company organization, an undercapitalized insured depository institution must submit a capital restoration plan to the appropriate agency which may not accept the plan unless the company controlling the institution has guaranteed that the institution will comply with the plan until the institution has been adequately capitalized on average during each of four consecutive calendar quarters. The aggregate liability to the guaranteeing companies is the lesser of an amount equal to 5 percent of the institution's total assets at the time the institution became undercapitalized, or the amount which is necessary to bring the institution into compliance with applicable capital standards.

     For a significantly undercapitalized institution, the appropriate agency must prohibit a bank holding company from making any capital distribution without prior Federal Reserve Board approval. The agency also may require a bank holding company to divest or liquidate the institution.

     First United and its subsidiaries are also subject to various federal banking laws including the Financial Institutions, Reform, Recovery and Enforcement Act of 1989 ("FIRREA") which, among other things, made substantive changes to the deposit insurance system. As a part of the reorganization of the deposit insurance funds, the deposit premiums for insurance of Bank Insurance Fund members were significantly increased. FIRREA also authorized bank holding companies to acquire savings and thrift institutions without tandem operation restrictions. Furthermore, FIRREA expanded the authority of regulatory agencies to assess severe penalties ranging from $5,000 per day to $l,000,000 per day, on persons or institutions that the agency finds in violation of a broad range of activities.

     First United and its subsidiaries are also subject to the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991, which provided for industry-wide standards in such areas as real estate lending, further restrictions on brokered deposits and insider lending, establishment of a risk-based deposit insurance system, enhanced examinations and audits of banking institutions, the adoption of a Truth-in-Savings Act, various merger-and-acquisitions related provisions, and the implementation of legislation on foreign bank operations in the United States.


     The provisions of the Community Reinvestment Act of 1977, as amended, are applicable to the subsidiaries of First United. Federal regulators are required to consider performance under the Community Reinvestment Act before approving an application to establish a branch or acquire another financial institution. The Federal Reserve Board has promulgated regulations governing compliance with the Community Reinvestment Act in Regulation BB. Recent regulatory and statutory developments show that compliance with the Community Reinvestment Act is subject to strict scrutiny and is often grounds for denial of an application to federal regulators. First United's subsidiary banks are all rated "satisfactory" for CRA purposes.


     On January 19, 1989, the Federal Reserve Board issued final guidelines to implement risk-based capital requirements for bank holding companies. The guidelines establish a systematic analytical framework that makes regulatory capitial requirements more sensitive to differences in risk profiles among banking organizations, takes off-balance sheet exposures into account in assessing capital adequacy, and minimizes disincentives to holding liquid, low-risk assets. The guidelines provided for phasing in risk-based capital standards through the end of 1992, at which time the standards became fully effective. The Company's year end 1993 Tier 1 ratio of 18.83% and Total capital ratio of 19.53% exceeds the current minimum regulatory requirements of 4.00% and 8.00% respectively.


     The table below illustrates all of the capital requirements applicable to First United and its subsidiaries.



                    REGULATORY COMPARISON OF CAPITAL RATIOS



                                                                                        REGULATORY
                        DECEMBER 31, 1993                         FIRST UNITED         REQUIREMENTS
- ----------------------------------------------------------------- ------------         ------------
Total Capital/Total Assets.......................................    10.53%                6.00%
Primary Capital/Total Assets.....................................    10.53%                5.50%
Total Risk-Based Capital.........................................    19.53%                8.00%
Tier 1 Capital...................................................    18.83%                4.00%
Leverage Ratio...................................................     9.31%                3.00%

     First United's Subsidiary Banks are subject to a variety of regulations concerning the maintenance of reserves against deposits, limitations on the rates that can be charged on loans or paid on deposits, branching, restrictions on the nature and amounts of loans and investments that can be made and limits on daylight overdrafts.

     The Subsidiary Banks are limited in the amount of dividends they may declare. Prior approval must be obtained from the appropriate regulatory authorities before dividends can be paid by the Banks to First United if the amount of adjusted capital, surplus and retained earnings is below defined regulatory limits. First United's subsidiary banks will have available for payment of dividends without regulatory approval, approximately $15,400,000 of undistributed earnings as of December 31, 1993. The Subsidiary Banks are also restricted from extending credit or making loans to or investments in First United and certain other affiliates as defined in the Act. Furthermore, loans and extensions of credit are subject to certain other collateral requirements.

OFFICES

     First United's executive offices are located in the offices of First National Bank of El Dorado at Main and Washington Streets, El Dorado, Arkansas 71730.

EMPLOYEES

     As of December 31, 1993, First United and its Subsidiary Banks had approximately 373 full-time equivalent employees, 100 of whom are located in El Dorado, 144 of whom are located in Fort Smith, 67 of whom are located in Magnolia, 37 of whom are located in Camden, and 25 of whom are located in Alma.

DESCRIPTION OF FIRST UNITED COMMON STOCK

     The following summary of the terms of First United Common Stock does not purport to be complete and is qualified in its entirety by reference to the 1987 Act and First United's Amended and Restated Articles of Incorporation. First United's Amended and Restated Articles of Incorporation authorizes the issuance of 12,000,000 shares of Common Stock, $1.00 par value. There are 4,272,276 fully paid and non-assessable shares of First United Common Stock issued and outstanding.

     Each share of First United Common Stock is entitled to one vote on all matters to be voted on by stockholders, including the right to cumulate votes for the election of the Board of Directors, and to dividends when and if declared from time to time by the Board of Directors. There is no right of preemption associated with the First United Common Stock. Upon liquidation, each share would be entitled to share pro rata in all of the assets of First United available for distribution to the holders of Common Stock. The transfer agent for First United Common Stock is First National Bank of El Dorado, El Dorado, Arkansas. First United Common Stock is traded on NASDAQ-National Market System over-the-counter under the symbol of "UNTD."

RESALE OF FIRST UNITED COMMON STOCK


     The First United Common Stock issued pursuant to the Merger will be freely transferable under the Securities Act of 1933 (the "Securities Act"), except for shares issued to any InvestArk stockholder who may be deemed to be an "affiliate" of InvestArk for purposes of Rule 145 under the Securities Act. Each such stockholder has entered into an agreement with First United providing that such affiliate will not transfer any First United Common Stock received in the merger except in compliance with the Securities Act and will not sell or otherwise transfer such Common Stock (or any interest therein) until financial results of First United and its subsidiaries (including InvestArk) for at least 30 days of combined operations are published. This restriction is expected to expire by November 15, 1994. See also "InvestArk Bancshares, Inc. -- Resulting Ownership in First United".

RECENT ACQUISITION

     On November 30, 1993, First United acquired Commerce Financial Corporation, Alma, Arkansas, which wholly-owned Commercial Bank at Alma, Alma, Arkansas. Commercial Bank at Alma is a state-chartered commercial bank which at the closing date had approximately $45,000,000 in assets, $40,000,000 in deposits and $5,500,000 million in stockholder equity. The merger of Commerce Financial Corporation with and into First United was accounted for under the purchase method of accounting. Total cash consideration paid by First United in the acquisition of Commerce Financial Corporation was approximately $5,367,000.

                           INVESTARK BANKSHARES, INC.
DESCRIPTION OF BUSINESS

     InvestArk is a multi-bank holding company which owns 99.7% and 100% of the common stock of The Bank of North Arkansas, Melbourne, Arkansas ("North Arkansas") and First Stuttgart Bank and Trust Company, Stuttgart, Arkansas, ("First Bank") respectively. InvestArk may engage, directly or through subsidiaries, in those activities closely related to banking which are specifically permitted under the Bank Holding Company Act of 1956, as amended.

     InvestArk was organized as an Arkansas bank holding company on July 20, 1984. The sole asset of InvestArk is the stock it holds in its two bank subsidiaries. The subsidiaries grant commercial, installment and real estate loans to customers principally in Arkansas County and Izard County, Arkansas. As of September 30, 1993, these subsidiaries had a total of $83,133,078 of loans outstanding and a loan loss reserve of $896,091. InvestArk adjusted its allowance for possible loan losses and reserve against other real estate owned to add $690,000 in the fourth quarter of 1993. This amount resulted in a reduction of the same amount in InvestArk's capital account. However, this reduction in capital was substantially recouped by InvestArk's retention of fourth quarter earnings. For a more complete discussion regarding the aforementioned mentioned adjustment, see "InvestArk Bankshares, Inc. -- Management Discussion and Analysis".

MANAGEMENT'S DISCUSSION AND ANALYSIS

     The following discussion and analysis highlights the significant factors affecting InvestArk's consolidated financial statements. For a more complete understanding of the following discussion, reference should be made to InvestArk's consolidated financial statements and related notes thereto presented elsewhere in this Proxy Statement.

                             BALANCE SHEET ANALYSIS

     Financial Condition. At December 31, 1993 total assets were $184,904,000 reflecting a modest decrease over the December 31, 1992 level of $190,940,000. InvestArk receives a major portion of its income from earning assets which consist of interest bearing deposits with other banks, federal funds sold, investment securities and loans. See tables 1 and 2.

     InvestArk's loan portfolio represents the largest component of the earning asset base and has the largest impact upon income from earning assets. However, the loan portfolio continues to experience modest declines as a result of weakened loan demand. Inherent in InvestArk's loan portfolio is credit risk. InvestArk maintains an allowance against which loan losses are charged. Management evaluates the allowance adequacy quarterly. Management's methodology to determine the adequacy of the allowance considers specific credit reviews, past loan loss experience, current economic conditions and trends and the volume and composition of the loan portfolio. See tables 5 through 9 and "Earnings Analysis -- Provision for Possible Loan Losses" for additional information.

     Investment securities continues to grow. At December 31, 1993, investment securities had a balance of $87,864,000 as compared to December 31, 1992 level of $82,462,000. The increase from 1992 to 1993 primarily reflects a shift out of cash and due from bank accounts to investment securities in an effort to maximize earning asset levels. See tables 3 and 4.

     As the primary source to fund earning assets, deposits have decreased to a level of $163,300,000 at December 31, 1993 as compared to December 31, 1992 level of $170,102,000. Time deposits decreased by $8,110,000 or 10% for the year ended December 31, 1993 due to declining interest rates and the resulting shift from interest bearing deposits due to depositors shortening their time horizons. See table 10 for further analysis of time deposits in excess of $100,000.

     Liquidity and Interest Rate Sensitivity Management. Liquidity is the ability of the bank to fund the needs of its borrowers, depositors and creditors. Based on maturity structure and anticipated loan and deposit funding requirements, InvestArk anticipates that its liquidity requirements will be met in the foreseeable future. InvestArk's management is of the opinion that traditional sources of maturing loans and investment securities, federal funds and the base of core deposits will be adequate to provide liquidity needs. See tables 4, 6 and 10 for additional information on certain investment, loan and time deposit maturities.

     The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets expected to mature or reprice within a specific time period and the amount of interest-bearing liabilities expected to mature or reprice within that time period. A gap is considered positive when the amount of interest rate sensitive assets maturing within a specific time frame exceeds the amount of interest rate sensitive liabilities maturing within that same time frame. During a period of falling interest rates, a positive gap tends to result in a decrease in net interest income. Whereas in a rising interest rate environment, an institution with a positive gap could experience the opposite results. The table below represents InvestArk's gap position as of December 31, 1993 (in thousands):

                                                             0-30   31-90   91-180  181-365   OVER
                                                             DAYS    DAYS    DAYS    DAYS    1 YEAR
                                                            ------  ------  ------  -------  -------
Rate sensitive assets...................................... 29,745  12,583  14,224   20,053   98,212
Rate sensitive liabilities................................. 24,471  14,807  11,661   15,712   73,161
                                                            ------  ------  ------  -------  -------
          Net gap..........................................  5,274  (2,224)  2,563    4,341   25,051
                                                            ------  ------  ------  -------  -------
                                                            ------  ------  ------  -------  -------

     At December 31, 1993, InvestArk's interest-bearing assets maturing or repricing within one year exceeded the interest-bearing liabilities maturing or repricing within the same time period. Based upon its evaluation of the interest rate market, management feels InvestArk's gap position is in compliance with its asset/liability management policies.

     Capital. The Federal Reserve Board requires banks to maintain capital based on "risk-adjusted" assets so that categories of assets with potentially higher risk will require more capital backing than assets with lower risk. In addition, banks are required to maintain capital to support, on a risk-adjusted basis, certain off-balance sheet activities such as loan commitments.

     At December 31, 1993, InvestArk's Tier 1 capital and total capital as a percentage of total risk-adjusted assets were each 13.5% which exceeded the required minimum levels. The required minimum levels for Tier 1 capital and total capital are 4.0% and 8.0%, respectively.

                               EARNINGS ANALYSIS

     For the years ended December 31, 1993, 1992, and 1991, net income was approximately $1,278,000, $2,233,000, and $907,000, respectively. For the years ended December 31, 1993, 1992 and 1991, the return on average assets was 0.7%, 1.3%, and 0.5%, respectively, while the return on average equity was 7.6%, 14.3%, and 6.3%, respectively.

     The primary components of total income and expense which affect net income are net interest income, provision for possible loan losses, non-interest income, non-interest expense and the provision for income taxes. Significant factors affecting these categories are presented below.

     Net Interest Income. For the years ended December 31, 1993, 1992, and 1991, net interest income was $7,510,000, $7,819,000 and $6,777,000, respectively. The decrease in 1993 over 1992 levels results from levels of yields on investment securities and yields decreasing relatively more as compared to rate decreases on interest-bearing deposits. These increases in 1992 over 1991 levels result from increases in earnings assets and a decrease in interest expense which was the result of falling interest rates. See Tables 1 and 2.


     Provision for Possible Loan Losses. For the year ended December 31, 1993, InvestArk made additions to its allowance for possible loan losses of approximately $600,000 compared to $64,000 in 1992 and $1,463,000 in 1991.
Almost 60% or $311,000 of the increase in 1993 as compared to 1992 levels results primarily from concern with respect to decrease in agricultural yields in the fall of 1993. The drop in yields was attributable to extremely dry weather conditions throughout the crop cycle which conditions were only partially offset by improved commodity prices. Based on such data, management determined that a reserve of approximately 1.25% was necessary for its agribusiness-related loans. As discussed in Note 3 to the consolidated financial statements the markets in which InvestArk operates are dependent upon the agribusiness economic sector. Additionally, the credit worthiness of a large loan was downgraded and a portion specifically reserved which accounted for 15% of the increase in the provision during 1993. As a result of the plant modernization measures undertaken by this borrower in 1993, cash flows from operations were diverted from the scheduled debt repayments to capital expenditures. Pending resumption of principal and interest payments, the loan was placed on nonaccrual and specifically reserved based on underlying collateral values.


     Net charge-offs on loans were $179,000 in 1993, $175,000 in 1992 and $929,000 in 1991, respectively. The allowance for loans and lease losses were $1,494,000 or 1.8% of loans at December 31, 1993, compared to $1,073,000 or 1.2%
at December 31, 1992.

     Non-Interest Income. Total non-interest income for the year ended December 31, 1993 was $1,509,000 as compared to $1,504,000 for 1992 and $1,615,000 in
1991. The large increase in 1992 over 1991 was primarily in the category of other operating income. Other operating income increased primarily because of lease rental income derived from leveraged lease transactions entered into during 1991. Management believes the level of non-interest income prior to 1992 is more representative of the levels to be expected in the future as the leverage leases terminate in April 1994.

     Non-Interest Expense. Total non-interest expense for the year ended December 31, 1993 was $6,988,000 as compared to $6,517,000 for 1992 and
$5,890,000 in 1991. The increase for 1993 is primarily in the category of employee benefits. The increase for 1992 is primarily in the category of other expense. Other expense increased primarily because of increased annual FDIC insurance assessments, legal fees and costs attributable to the foreclosure and subsequent writedowns of other real estate.

     Provision for Income Taxes. Income tax expense for the years ended December 31, 1993, 1992 and 1991 was $148,000, $501,000, and $128,000, respectively.
Effective tax rates were 10%, 18%, and 12% for 1993, 1992, 1991, respectively.
Note 7 to the consolidated financial statements provides further details of the applicable income tax expense.

                               REGULATORY ISSUES

     Pursuant to the Interest Rate Control Amendment to the Constitution of the State of Arkansas, "consumer loans and credit sales" have a maximum limitation of 17% per annum and all "general loans" have a maximum limitation of 5% over the Federal Reserve Discount Rate in effect at the time the loans are made. The Arkansas Supreme Court has determined that "consumer loans and credit sales" are "general loans" and are subject to the limitation of 5% over the Federal Reserve Discount Rate as well as a maximum limitation of 17% per annum. As a general rule, InvestArk is required to comply with the Arkansas usury laws on loans made within the State of Arkansas.

                              ACCOUNTING STANDARDS

     During 1993 the Financial Accounting Standards Board (FASB) issued SFAS No. 114 (Accounting by Creditors for Impairment of a Loan) which becomes effective beginning in 1995. This statement defines the measurement requirements for loans that are impaired or deemed to be troubled debt restructurings. Management has not determined the effect that this statement will have upon adoption.

     Also during 1993 the FASB issued SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities," which InvestArk will adopt on January 1, 1994. This statement addresses the accounting and reporting for investments in debt and certain equity securities. Debt securities not classified as trading account securities or investment securities expected to be held to maturity and all equity securities will be classified as available-for-sale securities and reported at fair value, with net unrealized gains and losses reported, net of tax, as a separate component of stockholders' equity. InvestArk believes the impact of adopting this statement will not be material to its financial position or results of operations as it expects to hold its investment securities to maturity.

                           INVESTARK BANKSHARES, INC.

                            STATISTICAL DISCLOSURES

TABLE 1 -- COMPARATIVE AVERAGE BALANCES -- YIELDS AND RATES ($ IN THOUSANDS)

     The Average Assets and Liabilities table below shows the average balances of the assets and liabilities of the corporation, the interest income or expense associated with those assets and liabilities, and the computed yield or rate based upon the interest income or expense for each of the last three years.

                                            1993                              1992                              1991
                               ------------------------------    ------------------------------    ------------------------------
                               AVERAGE     REVENUE/    YIELD/    AVERAGE     REVENUE/    YIELD/    AVERAGE     REVENUE/    YIELD/
                               BALANCE     EXPENSE      RATE     BALANCE     EXPENSE      RATE     BALANCE     EXPENSE      RATE
                               --------    --------    ------    --------    --------    ------    --------    --------    ------
ASSETS
  Interest-earning assets:
    Federal funds sold and
      securities purchased
      under resell
      agreements..............      718         21     2.92%        1,531         66      4.31%       1,713        150      8.76%
    Investment securities:
      U.S. Treasury and U.S.
        Agencies.............. $ 50,867    $ 2,969     5.84%     $ 45,492    $ 3,059      6.72%    $ 36,018    $ 2,814      7.81%
      Obligations of states
        and political
        subdivisions..........   20,759      1,993     9.60%       17,020      1,833     10.77%      15,550      1,581     10.17%
      Other securities........   26,546      1,554     5.85%       28,407      1,867      6.57%      33,828      2,634      7.79%
    Loans -- net of unearned
      income..................   82,110      6,577     8.01%       86,718      7,874      9.08%      89,164      9,241     10.36%
                               --------    --------    ------    --------    --------    ------    --------    --------    ------
  Total interest-earning
    assets....................  180,999     13,114     7.25%      179,168     14,699      8.20%     176,272     16,420      9.32%
  Cash and due from banks.....    4,990                             5,467                             5,368
  Other assets................    6,528                             9,236                            10,113
  Allowance for loan losses...   (1,078)                           (1,078)                           (1,134)
                               --------                          --------                          --------
          Total Assets........ $191,439                          $192,793                          $190,619
                               --------                          --------                          --------
                               --------                          --------                          --------
LIABILITIES AND STOCKHOLDERS' EQUITY
  Interest-bearing
     liabilities:
    Interest-bearing demand
      deposits................ $ 38,211    $ 1,072     2.81%     $ 32,844    $ 1,110      3.38%    $ 29,110    $ 1,427      4.90%
    Savings deposits..........   26,663        803     3.01%       21,804        741      3.40%      16,319        718      4.40%
    Time deposits.............   76,242      3,047     4.00%       85,628      4,300      5.02%      93,867      6,520      6.95%
    Federal funds purchased
      and securities sold
      under repurchase
      agreements..............    3,814        123     3.22%        5,556        218      3.92%       6,944        517      7.45%
                               --------    --------    ------    --------    --------    ------    --------    --------    ------
  Total interest-bearing
    liabilities...............  144,930      5,045     3.48%      145,833      6,369      4.37%     146,240      9,182      6.28%
                                           --------                          --------                          --------
  Noninterest-bearing demand
    deposits..................   27,972                            30,161                            28,203
  Accrued expenses and other
    liabilities...............    1,756                             1,164                             1,756
  Stockholders' equity........   16,781                            15,635                            14,420
                               --------                          --------                          --------
          Total liabilities
            and stockholders'
            equity............ $191,439                          $192,793                          $190,619
                               --------                          --------                          --------
                               --------                          --------                          --------
NET INTEREST MARGIN...........             $ 8,069                           $ 8,330                           $ 7,238
    Less tax equivalent
      adjustments:
      Investments.............                 559                               511                               461
                                           --------                          --------                          --------
          Net interest margin
            per annual
            report............             $ 7,510                           $ 7,819                           $ 6,777
                                           --------                          --------                          --------
                                           --------                          --------                          --------

     Non-accruing loans have been included in the average loan balances and interest collected prior to these loans having been placed on non-accrual has been included in interest income. Interest income and average yield on tax-exempt assets have been calculated on a fully tax equivalent basis using a 34% tax rate for the years 1993, 1992 and 1991.

                           INVESTARK BANKSHARES, INC.

TABLE 2 -- VOLUME AND YIELD/RATE VARIANCE ANALYSIS

     The Volume and Yield/Rate variance table shows the change from year to year for each component of the tax equivalent net interest margin separated into the amount generated by volume changes and the amount generated by changes in the yield or rate (Tax Equivalent Basis -- $ in Thousands):

                                                    1993 COMPARED TO 1992            1992 COMPARED TO 1991
                                                        CHANGE DUE TO:                   CHANGE DUE TO:
                                                 ----------------------------     ----------------------------
                                                            YIELD/                           YIELD/
                                                 VOLUME      RATE       NET       VOLUME      RATE       NET
                                                 ------     ------     ------     ------     ------     ------
REVENUE EARNED ON:
  Federal funds sold and securities purchased
     under resell agreements...................    (35)        (10)       (45)      (16)        (68)       (84)
  Investment securities:
     U.S. Treasury and U.S. Agencies...........    361        (451)       (90)      741        (496)       245
     Obligations of states and political
       subdivisions............................    403        (243)       160       150         102        252
     Other securities..........................   (122)       (191)      (313)     (422)       (345)      (767)
  Loans -- net of unearned income..............   (418)       (879)    (1,297)     (255)     (1,112)    (1,367)
                                                 ------     ------     ------     ------     ------     ------
Total interest-earning assets..................    189      (1,774)    (1,585)      198      (1,919)    (1,721)
INTEREST PAID ON:
  Interest-bearing demand deposits.............    181        (219)       (38)      183        (500)      (317)
  Savings deposits.............................    166        (104)        62       241        (218)        23
  Time deposits................................   (473)       (780)    (1,253)     (570)     (1,650)    (2,220)
  Federal funds purchased and securities sold
     under repurchase agreements...............    (68)        (27)       (95)     (103)       (196)      (299)
                                                 ------     ------     ------     ------     ------     ------
Total interest-bearing liabilities.............   (194)     (1,130)    (1,324)     (249)     (2,564)    (2,813)
                                                 ------     ------     ------     ------     ------     ------
Change in net interest income on a tax
  equivalent
  basis........................................    383        (644)      (261)      447         645      1,092
                                                 ------     ------     ------     ------     ------     ------
                                                 ------     ------     ------     ------     ------     ------

     The change in interest due to both volume and yield/rate has been allocated to change due to volume and change due to yield/rate in proportion to the absolute value of the change of each. Tax exempt income has been adjusted to a tax equivalent basis using a tax rate of 34% for the years 1993, 1992 and 1991. The balances of non-accrual loans and related income recognized have been included for purposes of these computations.

                           INVESTARK BANKSHARES, INC.

TABLE 3 -- INVESTMENT PORTFOLIO

     The table below indicates book values of investment securities by type at year-end for each of the last three years (in thousands):

                                                                               DECEMBER 31,
                                                                      -------------------------------
                                                                       1993        1992        1991
                                                                      -------     -------     -------
    U.S. Treasury and U.S. Government agencies......................  $51,380     $46,466     $40,012
    Obligations of states and political subdivisions................   24,700      18,701      15,901
    Other securities................................................    8,399      13,839      16,252
                                                                      -------     -------     -------
              Total Debt Securities.................................   84,479      79,006      72,165
    Equity Securities...............................................    3,385       3,455          66
                                                                      -------     -------     -------
              Total Investment Securities...........................  $87,864     $82,461     $72,231
                                                                      -------     -------     -------
                                                                      -------     -------     -------

TABLE 4 -- MATURITY DISTRIBUTION AND YIELDS OF INVESTMENT PORTFOLIO

     The following table details the maturities of investment securities at December 31, 1993 and the weighted average yield for each range of maturities (Tax Equivalent Basis -- in thousands):

                                                                                 MATURING
                                          ---------------------------------------------------------------------------------------
                                                             AFTER ONE            AFTER FIVE            AFTER
                                           WITHIN            BUT WITHIN           BUT WITHIN             TEN
                                          ONE YEAR   YIELD   FIVE YEARS   YIELD   TEN YEARS    YIELD    YEARS    YIELD     TOTAL
                                          --------   -----   ----------   -----   ----------   -----    ------   -----    -------
U.S. Treasury and U.S. Government
  Agencies................................ $11,960   7.01 %   $ 34,783    5.85 %   $  2,406    9.35 %   $2,231   7.58 %   $51,380
Obligations of states and political
  subdivisions............................   1,379   7.25 %     13,567    8.02 %      7,287    8.47 %    2,467   10.26%    24,700
Other securities..........................   1,914   8.78 %      4,205    8.49 %      1,750    8.91 %      530   8.89 %     8,399
                                          --------           ----------           ----------            ------            -------
        Total debt securities............. $15,253   7.25 %   $ 52,555    6.62 %   $ 11,443    8.72 %   $5,228   8.97 %   $84,479
                                          --------           ----------           ----------            ------
                                          --------           ----------           ----------            ------
Equity securities.........................                                                                                  3,385
                                                                                                                          -------
        Total investment securities.......                                                                                $87,864
                                                                                                                          -------
                                                                                                                          -------

     Included in the above maturity schedule are mortgage related securities totaling $10,075,000 which have contractual maturities as follows: Within One Year -- $3,369,000; After One But Within Five Years -- $2,863,000; After Five But Within Ten Years -- $1,772,000; After Ten Years -- $2,071,000. Due to the nature of mortgage related securities, the actual maturities of these investments can be substantially shorter than their contractual maturity. Management believes the actual weighted average maturity of the entire mortgage related portfolio to be approximately 7.35 years.

     At December 31, 1993 there were no securities in the portfolio of any one issuer with a carrying value exceeding ten percent of total stockholders' equity.

TABLE 5 -- COMPOSITION OF THE LOAN PORTFOLIO

                                                               1993      1992      1991      1990      1989
                                                              ------    ------    ------    ------    ------
Commercial, Financial and Agricultural....................... 35,232    39,112    39,654    44,274    38,252
Real Estate.................................................. 37,956    35,493    36,808    33,097    31,952
Consumer Loans............................................... 11,290    12,373    11,051    10,470    10,994
Loans for Purchasing or Carrying Securities..................      0         0         0         0        17
Financing Leases.............................................     18         0         0         0         0
                                                              ------    ------    ------    ------    ------
          Total Loans........................................ 84,496    86,978    87,513    87,841    81,215
                                                              ------    ------    ------    ------    ------
                                                              ------    ------    ------    ------    ------

     Construction loans outstanding at December 31, 1993 are not material in amount. However, to the extent loans are made to finance construction, those amounts are included in the table above as Real Estate Loans.

                           INVESTARK BANKSHARES, INC.

TABLE 6 -- LOAN MATURITIES AND SENSITIVITY TO CHANGES IN INTEREST RATES

                                                       WITHIN ONE      ONE YEAR      AFTER
                                                        YEAR OR        THROUGH       FIVE
                                                          LESS        FIVE YEARS     YEARS     TOTAL
                                                       ----------     ----------     -----     ------
Commercial, Financial and Agricultural................   27,885          7,285         62      35,232
Real Estate (Excluding loans secured by 1-4 family
  residential properties).............................    9,626         12,954          0      22,580
                                                       ----------     ----------     -----     ------
                                                         37,511         20,239         62      57,812
                                                       ----------     ----------     -----     ------
                                                       ----------     ----------     -----     ------

                                                                              MATURING:
                                                                   -------------------------------
                                                                    ONE YEAR      AFTER
                                                                    THROUGH       FIVE
                                                                   FIVE YEARS     YEARS     TOTAL
                                                                   ----------     -----     ------
Above loans due after one year which have:
  Predetermined interest rates....................................   17,310         62      17,372
  Floating interest rates.........................................    2,929          0       2,929
                                                                   ----------     -----     ------
                                                                     20,239         62      20,301
                                                                   ----------     -----     ------
                                                                   ----------     -----     ------

TABLE 7 -- NON-PERFORMING ASSETS AND PAST DUE LOANS

     The table below shows InvestArk's non-performing assets and past due loans at the end of each of the last five years (in thousands):

                                                                    DECEMBER 31,
                                                  ------------------------------------------------
                                                  1993      1992       1991       1990       1989
                                                  -----    ------     ------     ------     ------
Loans accounted for on a non-accrual basis......  $ 474    $  446     $  764     $1,570     $  831
Restructured loans..............................      0         0          0        231        231
                                                  -----    ------     ------     ------     ------
  Non-performing loans..........................    474       446        764      1,801      1,062
Other Real Estate Owned.........................    143     1,242      2,753        890      1,190
                                                  -----    ------     ------     ------     ------
  Non-performing assets.........................    617     1,688      3,517      2,691      2,252
Accruing loans past due 90 days or more.........     31       100        993      1,969      1,017
                                                  -----    ------     ------     ------     ------
  Total non-performing assets and past due
     loans......................................  $ 648    $1,788     $4,510     $4,660     $3,269
                                                  -----    ------     ------     ------     ------
                                                  -----    ------     ------     ------     ------

     If interest on non-accrual loans had been accrued, such income would have approximated $39,000 in 1993. The interest which was included in earnings for 1993 for non-accrual loans is immaterial.

     At December 31, 1993, InvestArk had no loan concentrations greater than ten percent of total loans except as shown in Table 5.

     InvestArk does not accrue interest on any loan for which payment of interest or principal is not expected, on any loan which is seriously delinquent unless the obligation is both well secured and in the process of collection, or on any loan that is maintained on a cash basis due to deterioration in the financial condition of the borrower. Management considers a debt to be "well secured" if it is secured by collateral in the form of liens on or pledges of real or personal property that have a realizable value sufficient to discharge the debt in full or by the guaranty of a financially responsible party. A debt is considered to be "in process of collection" if, based on a probable specific event, it is expected that the loan will be repaid or brought current. At December 31, 1993, InvestArk has no loans about which Management has serious doubts as to their collectibility other than those disclosed above.

                           INVESTARK BANKSHARES, INC.

TABLE 8 -- ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

     The table below summarizes InvestArk's loan loss experience for each of the last five years (in thousands):

                                                                       YEAR ENDED DECEMBER 31,
                                                          -------------------------------------------------
                                                           1993       1992       1991      1990       1989
                                                          ------     ------     ------     -----     ------
Amount of loan loss reserve at beginning of period....... $1,073     $1,184     $  978     $ 922     $1,004
Loans charged off:
  Real estate loans......................................    (35)       (52)       (93)      (13)       (35)
  Commercial, Financial and Agricultural.................   (180)      (219)      (831)     (713)      (551)
  Consumer...............................................    (40)       (80)       (58)      (22)       (44)
                                                          ------     ------     ------     -----     ------
          Total charge-offs..............................   (255)      (351)      (982)     (748)      (630)
Recoveries on loans previously charged off:
  Real estate loans......................................     16          2          2        12         19
  Commercial, Financial and Agricultural.................     24        157         27         4          9
  Consumer...............................................     36         17         24        28         33
                                                          ------     ------     ------     -----     ------
          Total recoveries...............................     76        176         53        44         61
Net charge-offs..........................................   (179)      (175)      (929)     (704)      (569)
Additions to allowance charged to operating expense......    600         64      1,135       760        487
                                                          ------     ------     ------     -----     ------
Amount of loan loss reserve at end of period............. $1,494     $1,073     $1,184     $ 978     $  922
                                                          ------     ------     ------     -----     ------
                                                          ------     ------     ------     -----     ------
Percentage of net charge-offs during period to average
  loans outstanding during the period....................  0.22%      0.20%      1.04%     0.83%      0.71%
                                                          ------     ------     ------     -----     ------
                                                          ------     ------     ------     -----     ------

TABLE 9 -- ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

     The following table is a summary by allocation category of InvestArk's allowance for loan losses (in thousands):

                                                                  DECEMBER 31,
               ------------------------------------------------------------------------------------------------------------------
                         % LOANS                 % LOANS                 % LOANS                 % LOANS                 % LOANS
                         IN EACH                 IN EACH                 IN EACH                 IN EACH                 IN EACH
                1993     CATEGORY      1992      CATEGORY      1991      CATEGORY      1990      CATEGORY      1989      CATEGORY
               ------    --------    --------    --------    --------    --------    --------    --------    --------    --------
Commercial,
  Financial
  and
  Agricultural... $  943    42%       $   754       45%       $   825       45%        $  716       50%        $  662       47%
Real Estate...    378       45%           225       41%           200       42%           171       38%           167       39%
Consumer......     85       13%            89       13%            86       13%            63       12%            78       14%
Unallocated...     88                       5                      71                      28                      15
               ------                --------                --------                --------                --------
               $1,494                 $ 1,073                 $ 1,182                  $  978                  $  922
               ------                --------                --------                --------                --------
               ------                --------                --------                --------                --------

TABLE 10 -- TIME DEPOSITS OF $100,000 OR MORE

     The table below shows maturities on outstanding time deposits of $100,000 or more at December 31, 1993 (in thousands):

                                                                                      CERTIFICATES
                                                                                       OF DEPOSIT
                                                                                      ------------
        3 months or less.............................................................   $  9,734
        Over 3 months through 6 months...............................................      5,715
        Over 6 months through 12 months..............................................      4,758
        Over 12 months...............................................................      1,303
                                                                                      ------------
                                                                                        $ 21,510
                                                                                      ------------
                                                                                      ------------

DIRECTORS AND EXECUTIVE OFFICERS

     The Board of Directors of InvestArk will be dissolved and positions held by executive officers of InvestArk will no longer exist upon the consummation of the Merger. Executive officers of the InvestArk subsidiaries are expected to remain in the respective positions with North Arkansas and First Bank. At this time none of the directors or executive officers of InvestArk are expected to be on the Board of Directors or an executive officer of First United after consummation of the Merger. The directors of InvestArk and its subsidiaries are set forth below:

                  DIRECTORS OF INVESTARK AND ITS SUBSIDIARIES

                                                                                    SHARES OF INVESTARK
                                                                                    COMMON STOCK OWNED
                                                                                    BENEFICIALLY AS OF
                                                                                     DECEMBER 31, 1993
                               DIRECTOR          (1)PRINCIPAL OCCUPATION           AND       PERCENT OF
       NAME            AGE      SINCE                AND DIRECTORSHIP              CLASS IF MORE THAN 1%
- -------------------    ---     --------    ------------------------------------    ---------------------
Wesley Arnold          58        1988      Self-employed Grocer, Director of                 100
                                           North Arkansas
Harry C. Erwin         56        1984      Chairman & Chief Executive Officer              4,315(2.00%)
                                           of InvestArk; Chairman & Chief
                                           Executive Officer of First Bank;
                                           Director of North Arkansas
L. Clyde Carter        84        1984      Retired, Director of InvestArk;                 5,116(2.37%)
                                           Director of First Bank
Harlin Hames           56        1985      Retired 1985; Director of North                   225
                                           Arkansas
Tommy Hillman          57        1979      President, Winrock Farms, Inc.                  1,715
                                           Director of InvestArk; Director of
                                           First Bank; Director of North
                                           Arkansas
Jerry J. Hoskyn        51        1991      Self-employed Farmer; Director of                 100
                                           InvestArk; Director of First Bank
Harold Ives            64        1985      President, Terminal Truck Brokers,                996
                                           Inc. Director of InvestArk; Director
                                           of First Bank
Steven M. Keith        38        1992      President, KBX, Inc. -- Grain                     100
                                           Brokerage Director of InvestArk;
                                           Director of First Bank
Cole Martin            52        1992      Director of InvestArk; Director of                100
                                           First Bank; President of First Bank;
                                           Chairman of North Arkansas
James E. Miller        58        1988      Owner of G.H. Miller & Sons;                      150
                                           Director of North Arkansas
John E. Stephens       45        1988      Self-Employed Farmer; Director of                 700
                                           InvestArk, Director of First Bank;
                                           Director of North Arkansas;
                                           Secretary of InvestArk

- ---------------

(1) This column represents the year in which the directorship commenced. If a person serves as director for both InvestArk and one or both of its subsidiaries, the year disclosed reflects the date the directorship in InvestArk commenced.

              EXECUTIVE OFFICERS OF INVESTARK AND ITS SUBSIDIARIES

     In addition to Messrs. Harry C. Erwin, Cole Martin, and John E. Stephens, the executive officers of InvestArk and its subsidiaries are:


                                                                                          SHARES OF
                                                                                       INVESTARK COMMON
                                                                                         STOCK OWNED
                                EXECUTIVE                                              BENEFICIALLY AS
                                 OFFICER                                                      OF
        NAME            AGE       SINCE                     POSITION                  DECEMBER 31, 1993
- --------------------    ---     ---------     -------------------------------------   ------------------
Robert M. Koch          48         1989       Senior Vice President of First Bank              0
Lloyd T. Jones, Sr.     52         1986       President and Chief Executive Officer           25
                                              of North Arkansas; Director of North
                                              Arkansas

     During 1993, the Board of Directors of InvestArk held 16 meetings and all the incumbent directors then in office were in attendance at more than seventy-five percent of the meetings. The Board of Directors does not have a nominating, compensation or audit committee.

TRANSACTIONS WITH MANAGEMENT

     Directors and executive officers of InvestArk and its subsidiaries, their associates and members of their immediate families were customers of and had transactions including loans and commitments to lend with subsidiaries of InvestArk in the ordinary course of business during 1993. All such loans and commitments were made by the subsidiaries on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features. Similar transactions may be expected to take place in the ordinary course of business in the future. On December 31, 1993, the aggregate of these related party loans was approximately $2,212,000 or approximately 2.6% of total loans outstanding of the subsidiaries and 2.0% of pro forma combined capital accounts.

PRINCIPAL STOCKHOLDERS OF INVESTARK

     The following table sets forth, as of December 31, 1993, the only persons who were known by InvestArk to own of record or beneficially more than five (5%) of InvestArk Common Stock and the number of shares owned beneficially by each of them.

                      NAME AND ADDRESS                        SHARES DIRECTLY OWNED    PERCENT OF CLASS
- ------------------------------------------------------------  ---------------------    ----------------
W. R. Stephens, Jr. Trust...................................          45,200                 20.92%
Vernon J. Giss, Trustee
Ernest Butler, Jr., Trustee
W. R. Stephens Trust........................................          34,158                 15.81%
Jackson T. Stephens, Trustee
Vernon J. Giss, Trustee
Bess C. Stephens, Trustee
Jackson T. Stephens.........................................          48,358                 22.39%

     Various other Stephens family members and affiliated entities listed on the chart below own in the aggregate an additional 15,133 shares or 7.00% of the outstanding shares of InvestArk Common Stock.

     All directors and executive officers of InvestArk and its subsidiaries as a group (12 persons) as of December 31, 1993 owned 13,642 shares or 6.30% of the outstanding shares of InvestArk Common Stock. No director or executive officer of InvestArk owns any shares of First United Common Stock. Neither First United nor any of its subsidiaries nor any director or executive officer of First United owns any shares of InvestArk Common Stock.

FEDERAL RESERVE BOARD INVESTIGATIONS

     On March 4, 1993, the Board of Governors of the Federal Reserve System (the "Board") ordered its staff to commence a formal investigation to review the ownership and control of Worthen Banking Corporation of Little Rock, Arkansas ("Worthen") for compliance with the control provisions of the Bank Holding Company Act and the Change in Bank Control Act. This investigation appears to be focused primarily on whether members of the families of Jackson T. Stephens and Wilton R. Stephens (deceased) and affiliated entities (collectively, the Stephens Family), who currently own 26% of Worthen's outstanding common stock, have exerted control over Worthen in violation of the above-referenced statutes. First United has been advised by the Stephens Family that the investigation is continuing, but the Board has not announced any finding or determination that any violation of law has or has not occurred. The events and transactions which are the subject of the Worthen investigation do not in any way relate to or involve InvestArk or First United.


     In addition, in February 1993, InvestArk management was advised by the Federal Reserve Bank of St. Louis (the "St. Louis FED") that the agency had initiated a review of certain transactions between InvestArk's bank subsidiaries and Stephens Inc., a registered broker-dealer owned by the Stephens Family. These transactions involved the purchase and sale of municipal and other securities; and the purpose of the review, which is still ongoing, is to determine whether the transactions violated the prohibitions of Sections 23A and 23B of the Federal Reserve Act. Section 23A places several restrictions on what it refers to as "covered transactions" between a bank and its affiliates. Except as exempted by the Federal Reserve Board, covered transactions include bank loans or extensions of credit to an affiliate, purchases of securities issued by an affiliate, purchases of assets from an affiliate, the bank's acceptance of securities issued by an affiliate as collateral for a loan or extension of credit, and the bank's issuance of a guaranty, acceptance, or letter of credit on behalf of an affiliate. Covered transactions are subject to two general limitations. First, with respect to quantitative restrictions, covered transactions between a bank (including its subsidiaries) and an affiliate are limited to 10% of the bank's capital and surplus. Aggregate covered transactions between a bank (including its subsidiaries) and all affiliates are limited to 20% of the bank's capital and surplus. Secondly, any covered transaction between a bank and an affiliate must be on terms and conditions that are consistent with safe and sound banking practices. Certain covered transactions are subject to collateral requirements. The amount of collateral required depends on the type of collateral used, as set forth in the statute. Depending upon the type of collateral used the market value of such collateral must equal between 100% of the covered transaction and 130% of the covered transaction. Section 23A also contains an absolute prohibition on the bank's (or bank subsidiaries) purchase of low-quality assets from an affiliate. Section 23B generally requires that a bank and its subsidiaries engage in transactions with affiliates only on terms and under circumstances, including credit standards, that are substantially the same, or at least as favorable to the bank or its subsidiary, as those prevailing at the time for comparable transactions with or involving non-affiliated companies. Alternatively, in the absence of comparable transactions, any such transactions must be on terms and under circumstances, including credit standards, that in good faith would be offered to or applied to non-affiliated companies.



     The St. Louis FED has not announced any results of its review. However, First United's obligation to consummate the Merger is conditioned upon the St. Louis FED not having notified either of the parties of actual or proposed regulatory action with respect to the investigation that could reasonably be expected to have an adverse effect on First United, InvestArk or InvestArk's bank subsidiaries. InvestArk management has reviewed the transactions under review by the St. Louis FED and determined that InvestArk's bank subsidiaries have benefitted from significant appreciation of the securities purchased taken as a whole. In order to assure compliance with Section 23A and 23B of the Federal Reserve Act, InvestArk and its subsidiary banks underwent a two step process (1) an internal review was conducted to identify all "covered" transactions with Stephens Inc., if any, and (2) new policies and procedures were established and reviewed by the St. Louis FED, to ensure compliance with the Section 23A and 23B of the Federal Reserve Act with respect to any future affiliate transactions. InvestArk management has no reason to believe that the St. Louis FED will take any action with respect to the transactions under review which would have a material adverse effect on First United, InvestArk or InvestArk's bank subsidiaries.

RESULTING OWNERSHIP IN FIRST UNITED

     The W. R. Stephens Trust beneficially owns 207,884 shares of First United Common Stock which equals 4.86% of the issued and outstanding shares of First United. The W.R. Stephens Jr. Trust beneficially owns 2,100 shares of First United Common Stock which equals .04% of the issued and outstanding shares of First United. The additional shares of First United Common Stock to be received by these and other Stephens Family members in the Merger will increase the total number of shares beneficially owned by the Stephens Family to a maximum of 862,140, or 16.40% of the outstanding shares of First United Common Stock. Accordingly, the Stephens Family would be required to file a Notice of Change in Bank Control and receive approval of the Board in order to own and vote these shares directly. Because of the existence of the Worthen investigation, and in lieu of making such a filing at this time, the Stephens family has agreed to place all of the shares of First United Common Stock its members and affiliates will receive in the Merger in trust with an independent trustee. The beneficiaries of the Stephens Trust and the number of shares deposited therein by each of them are set forth in the following table. The agreement governing the Stephens Trust provides that the Trustee shall have sole authority to vote the shares deposited by the beneficiaries, and shall vote them in proportion to the percentage of shares of First United Common Stock voted for or against any proposal brought before the stockholders of First United. However, any abstention of First United Common Stock will not be counted in computing the above described percentage. (The 209,984 shares of Common Stock of First United beneficially owned by the W.R. Stephens Trust and the W.R. Stephens Jr. Trust will continue to be owned and voted directly by their respective trustees). The beneficiaries of the Stephens Trust will retain dispositive power over the shares of First United Common stock deposited therein; provided that they have agreed not to sell 5% or more of the outstanding shares of First United Common Stock to a purchaser or group of purchasers without the prior written approval of the Board unless the sale is transacted in connection with an acquisition of First United approved by its Board of Directors. The Stephens Trust will terminate when, and if, the Stephens Family ceases to own 10% or more of the shares of First United's outstanding Common Stock or the Board grants the Stephens Family permission to own and vote the shares held therein directly. Based upon the maximum of 985,849 shares to be issued to the stockholders of InvestArk, the Stephens Trust will own of record 12.41% of the outstanding shares of First United Common Stock as reflected by the table below.

                                STEPHENS FAMILY
                          FIRST UNITED STOCK OWNERSHIP

                                           FIRST UNITED     FIRST UNITED   FIRST UNITED      %          %          %
                                              SHARES        SHARES TO BE   SHARES OWNED    SHARES     SHARES     TOTAL
                STEPHENS                    CURRENTLY       ACQUIRED IN     AFTER THE     DIRECTLY   OWNED IN    SHARES
              SHAREHOLDERS                    OWNED          MERGER(1)        MERGER      OWNED(2)   TRUST(2)   OWNED(2)
- -----------------------------------------  ------------     ------------   ------------   --------   --------   --------
W. R. Stephens Trust.....................     207,884(3)       155,981        363,865       3.95%      2.97%      6.92%
Bess C. Stephens,
Jackson T. Stephens and
Vernon J. Giss, Trustee
Jackson T. Stephens......................           0          220,731        220,731          --      4.20%      4.20%
W. R. Stephens, Jr. Trust................       2,100(3)       206,338        208,438        .04%      3.92%      3.96%
Vernon J. Giss and
Ernest Butler, Jr., Trustees
W. R. Stephens, Jr. .....................           0            1,971          1,971          --       .04%       .04%
Revocable Trust
W. R. Stephens, Jr., Trustee
Elizabeth Ann Stephens...................           0           45,743         45,743          --       .87%       .87%
Campbell Trust
Vernon J. Giss and
Ernest Butler, Jr., Trustees
Warren A. Stephens.......................           0           15,872         15,872          --       .30%       .30%
Stephens Group, Inc. ....................           0            5,520          5,520          --       .10%       .10%
                                           ------------     ------------   ------------   --------   --------   --------
    Total................................     209,984          652,156        862,140       3.99%     12.41%     16.40%

- ---------------

(1) Computed based on the maximum number of First United shares (985,849) to be issued to InvestArk stockholders in connection with the merger, taking into account cash payments for fractional shares.

(2) Computed based on 5,258,125 shares (4,272,276 shares currently outstanding plus the maximum number of shares to be issued in the merger.)

(3) These shares will not be deposited in the Stephens Trust.

REGISTRATION RIGHTS

     Pursuant to the Shareholders Agreement dated December 17, 1993 by and between W. R. Stephens, The W. R. Stephens, Jr. Trust, The W. R. Stephens Trust, Jackson T. Stephens, Warren A. Stephens and The Elizabeth Ann Stephens Trust (the "Shareholders") and First United, the Shareholders, on or after the effective date of the Merger, shall have three different types of registration rights.

     Demand Rights on Form Other Than S-3. The Shareholders have the right to make two requests of First United to register under the Securities Act, in each case, at least Five Million ($5,000,000) in market value of First United Common Stock beneficially owned by the Shareholders. First United has agreed to use its best reasonable efforts to register the shares as soon as practicable if a request is made. However, First United will be entitled to postpone for a reasonable period of time the registering of the Common Stock, if, in good faith, the board of directors of First United determines it is advisable because registering the Common Stock at such time would be materially detrimental to First United. If the filing is delayed by 90 days First United shall obtain the written opinion of a nationally recognized banking firm supporting the determination to postpone the filing. If the Shareholders exercise their right of demand, they shall pay all out-of-pocket expenses incurred in connection with the registration of the securities, except for registration on Form S-3 as discussed below.

     Demand Rights on Form S-3. If a demand for registration is made in accordance with the immediately preceding paragraph and such registration is filed on Form S-3, the Shareholders shall pay all underwriting discounts and commissions applicable to the First United Common Stock held by said Shareholders, the fees and disbursements of their own counsel and accountants and all other expenses associated with the offering of the Shareholder's stock. If First United chooses to issue additional shares of common stock concurrently with the registration of Shareholder's stock, it shall pay all underwriting discounts and commissions applicable to the additional stock, the fees and disbursements of its own counsel and accountants and its pro rata share of all other expenses of the offering.

     Piggy-Back Rights. If at any time First United proposes to register any of its securities under the Securities Act of 1933, other than securities to be issued pursuant to a stock option or other employee benefit plan, First United has agreed to give written notice to the Shareholders of such a registration. If, within five days after receipt of such notice, the Shareholders submit a written request to First United, First United shall include the First United Common Stock held by the Shareholders and specified in the Shareholder's request in such a registration. Notwithstanding the foregoing, if the offering of the Shareholder's securities is to be made by or through underwriters, First United shall not be required to include the shares of First United Common Stock of the Shareholders if the managing or co-managing underwriters reasonably believe in good faith that such inclusion would materially and adversely affect such offering. Under the right of "piggy-back" registration, First United shall pay all expenses incurred in connection with registration of the securities.

COMPETITION

     The banking subsidiaries of InvestArk compete actively with national and state banks, savings and loan associations, securities dealers, mortgage bankers, finance companies and insurance companies.

LITIGATION

     There is no material pending litigation in which InvestArk or its subsidiaries is a party.

OFFICES

     InvestArk's executive offices are located in the offices of First Stuttgart Bank and Trust Company, Stuttgart, Arkansas, at 412 South Main Street, Stuttgart, Arkansas 72021.

EMPLOYEES

     As of December 31, 1993, InvestArk and its subsidiaries has 108 employees, 32 of whom are located in Melbourne and 76 of whom are located in Stuttgart.

DESCRIPTION OF INVESTARK STOCK

     InvestArk has one class of common stock issued and outstanding. As of December 31, 1993, InvestArk had 5,000,000 shares of authorized common stock, $10.00 par value, and 215,960 shares issued and outstanding while 3,162 shares are held in treasury. Currently, approximately 159 stockholders own shares of the common stock of InvestArk.

                                                          DIVIDENDS PAID PER SHARE
                                                          -------------------------
                                                          1991      1992      1993
                                                          -----     -----     -----
            Common Stock................................  $0.75     $0.85     $1.05

COMPARISON OF RIGHTS OF HOLDERS OF INVESTARK COMMON STOCK AND FIRST UNITED COMMON STOCK

     InvestArk is a corporation organized and existing under the laws of the State of Arkansas, including the Arkansas Business Corporation Act of 1965. First United is a corporation organized and existing under the laws of the State of Arkansas, including the Arkansas Business Corporation Act of 1987. Holders of InvestArk common stock have the rights, privileges and duties provided by the 1965 Act, while the holders of First United Common Stock have the rights, privileges and duties provided by the 1987 Act. For a detailed discussion of all material differences between the rights of security holders of InvestArk, and the rights of security holders of First United, see "Election by InvestArk Stockholders under the 1987 Act -- Result of Election".


     The holders of InvestArk common stock and First United Common Stock are both entitled to cumulative voting for directors. Pursuant to First United's By-Laws, the number of directors of the corporation may not be less than three nor more than twenty-five. The InvestArk By-Laws require that the number of directors may not be less than three nor more than ten. Furthermore, holders of InvestArk common stock and First United common stock do not have preemptive rights with respect to issuance of additional securities.



     Both InvestArk and First United have corporate power to indemnify their officers and directors with respect to certain liabilities. Under the 1987 Act, the ability to indemnify officers and directors with respect to liabilities incurred by them in their conduct and good faith of the business of the corporation is broader than under the 1965 Act. Such power is limited, however, by applicable federal laws and regulations including federal banking laws and regulations and the applicable state law.



     First United's Articles of Incorporation contain a paragraph that may have the effect of operating as an anti-takeover provision. Paragraph SEVENTH contains a super-majority voting requirement of two-thirds ( 2/3) of all shares issued and outstanding that are entitled to vote for approval of 1) a merger or share exchange with another corporation unless such merger or share exchange can be effected under the authority of state law without shareholder approval, 2) a transaction to sell, exchange, lease or otherwise dispose of all, or substantially all, of the corporation's assets and property except where accomplished in the usual and regular course of business, 3) a transaction effecting a dissolution or liquidation of the corporation, or 4) any amendment of the Articles of Incorporation. The InvestArk Articles of Incorporation do not contain a like provision. However, under the 1965 Act, InvestArk must have a two-thirds ( 2/3) majority vote of all votes entitled to be cast to adopt a merger.

                           LEGAL MATTERS AND EXPERTS

LEGAL OPINIONS

     The legality of the First United Common Stock to be issued after the Merger has been consummated by and between First United and InvestArk will be passed upon for First United by Ivester, Skinner & Camp, P.A., 111 Center Street, Suite 1200, Little Rock, Arkansas 72201. Certain tax matters relating to the Merger will be passed upon by Shults, Ray & Kurrus, 200 West Capitol Avenue, Suite 1600, Little Rock, Arkansas 72201.

EXPERTS

     The consolidated financial statements of First United Bancshares, Inc. as of December 31, 1993 and 1992 and for each of the years in the three-year period ended December 31, 1993 are incorporated by reference in this Proxy Statement and have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their reports with respect thereto, and such consolidated financial statements of First United have been incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of InvestArk Bankshares, Inc. as of December 31, 1993, 1992 and 1991 have been audited by Martin and Company, independent auditors, whose report thereon appear elsewhere herein and in the Registration Statement and have been so included in reliance upon the report of Martin and Company given upon their authority of said firm as experts in accounting and auditing.

GENERAL


     As of the date of this Proxy Statement, the board of directors of First United or InvestArk does not intend to present, and has not been informed that another person intends to present, any matter for action at either meeting of stockholders other than as discussed in this Proxy Statement. If any other matters properly come before the meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

                    INDEX TO INVESTARK FINANCIAL STATEMENTS

Financial Statements -- December 31, 1993, 1992 and 1991
  Report of Independent Auditors......................................................  F-2
  Consolidated Balance Sheets.........................................................  F-3
  Consolidated Statements of Income...................................................  F-4
  Consolidated Statements of Stockholders' Equity.....................................  F-5
  Consolidated Statements of Cash Flows...............................................  F-6
  Notes to Financial Statements.......................................................  F-7

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors
Investark Bankshares, Inc.
Stuttgart, Arkansas

     We have audited the consolidated balance sheets of Investark Bankshares, Inc. and subsidiaries at December 31, 1993 and 1992, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Investark Bankshares, Inc. and subsidiaries, at December 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for each of the years in the three year period ended December 31, 1993, in conformity with generally accepted accounting principles.

Martin & Company
Certified Public Accountants

January 28, 1994

                           INVESTARK BANKSHARES, INC.

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1993 AND 1992

                                     ASSETS

                                                                      1993             1992
                                                                  ------------     ------------
Cash and due from banks.........................................  $  7,214,200     $ 12,938,041
Interest bearing deposits with other Banks......................     1,180,607        1,744,435
Federal funds sold..............................................                        425,000
Investment securities -- at amortized cost (approximate fair value of $90,264,913 and $85,407,531 at December 31, 1993 and
  1992, respectively)...........................................    87,863,744       82,461,782
Loans...........................................................    84,524,871       87,025,647
  Less: Unearned interest.......................................       (29,095)         (46,944)
        Allowance for loan losses...............................    (1,493,554)      (1,073,186)
                                                                  ------------     ------------
                                                                    83,002,222       85,905,517
                                                                  ------------     ------------
Premises and equipment, less allowance for depreciation.........     2,721,970        2,956,535
Accrued interest receivable and other assets....................     2,921,623        4,508,206
                                                                  ------------     ------------
                                                                  $184,904,366     $190,939,516
                                                                  ------------     ------------
                                                                  ------------     ------------
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Demand........................................................  $ 26,951,112     $ 26,677,868
  Savings and interest-bearing demand...........................    63,458,333       62,423,952
  Time deposits.................................................    72,890,494       81,000,303
                                                                  ------------     ------------
                                                                   163,299,939      170,102,123
                                                                  ------------     ------------
Borrowed funds..................................................     3,911,988        4,215,540
Accrued interest payable and other liabilities..................       812,027          745,669
Minority interest in subsidiaries...............................        15,100           56,078
                                                                  ------------     ------------
Total liabilities...............................................   168,039,054      175,119,410
                                                                  ------------     ------------
Commitments and contingencies (Note 11)
Stockholders' equity:
  Common stock, $10 par value; 5,000,000 shares authorized,
     219,122 shares issued, 215,960 and 215,356 shares
     outstanding................................................     2,191,220        2,191,220
  Surplus.......................................................     1,105,133        1,098,929
  Retained earnings.............................................    13,719,965       12,690,099
  Less: Treasury stock, 3,162 and 3,766 shares at cost..........      (129,964)        (157,144)
       Net unrealized loss on marketable equity securities......       (21,042)          (2,998)
                                                                  ------------     ------------
Total stockholders' equity......................................    16,865,312       15,820,106
                                                                  ------------     ------------
                                                                  $184,904,366     $190,939,516
                                                                  ------------     ------------
                                                                  ------------     ------------

   The accompanying notes are an integral part of these financial statements.

                           INVESTARK BANKSHARES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

                                                             1993         1992         1991
                                                          ----------   ----------   ----------
Interest income:
  Loans, including fees.................................  $6,577,419   $7,873,808   $9,240,762
  U. S. Government obligations..........................     852,087      864,223      658,113
  Obligations of federal agencies and corporations......   2,116,520    2,194,579    2,156,191
  Obligations of states and political subdivisions......   1,433,853    1,322,492    1,120,763
  Other securities......................................   1,553,915    1,867,193    2,633,943
  Federal funds sold and securities purchased under
     resell agreements..................................      20,930       65,979      150,115
                                                          ----------   ----------   ----------
                                                          12,554,724   14,188,274   15,959,887
                                                          ----------   ----------   ----------
Interest expense:
  Deposits..............................................   4,921,914    6,163,074    8,714,734
  Borrowed funds........................................     123,246      206,159      467,660
                                                          ----------   ----------   ----------
                                                           5,045,160    6,369,233    9,182,394
                                                          ----------   ----------   ----------
Net interest income.....................................   7,509,564    7,819,041    6,777,493
Provision for credit losses.............................     600,000       64,491    1,463,398
                                                          ----------   ----------   ----------
Net interest income after provision for credit losses...   6,909,564    7,754,550    5,314,095
                                                          ----------   ----------   ----------
Noninterest income:
  Trust department fees.................................     515,135      488,510      469,848
  Service charges -- deposits...........................     347,725      380,190      397,121
  Other service charges and fees........................      90,000       67,676       81,570
  Other.................................................     555,787      567,535      666,435
                                                          ----------   ----------   ----------
                                                           1,508,647    1,503,911    1,614,974
                                                          ----------   ----------   ----------
Noninterest expense:
  Salaries..............................................   2,188,969    2,088,131    2,039,672
  Employee benefits.....................................     757,828      453,918      411,830
  Net occupancy.........................................     427,220      422,272      460,821
  Equipment.............................................     453,475      432,458      369,521
  Other.................................................   3,160,034    3,119,775    2,608,291
                                                          ----------   ----------   ----------
                                                           6,987,526    6,516,554    5,890,135
                                                          ----------   ----------   ----------
Income before income taxes and minority interest in net
  earnings of consolidated subsidiaries.................   1,430,685    2,741,907    1,038,934
Provision for income taxes..............................     147,753      500,721      128,271
                                                          ----------   ----------   ----------
Income before minority interest in net earnings of
  consolidated subsidiaries.............................   1,282,932    2,241,186      910,663
Minority interest in net earnings of consolidated
  subsidiaries..........................................       5,106        7,964        4,097
                                                          ----------   ----------   ----------
Net income..............................................  $1,277,826   $2,233,222   $  906,566
                                                          ----------   ----------   ----------
                                                          ----------   ----------   ----------
Net income per share....................................  $     5.93   $    10.33   $     4.19
                                                          ----------   ----------   ----------
                                                          ----------   ----------   ----------
Average number of shares outstanding during the year....     215,450      216,235      216,212
                                                          ----------   ----------   ----------
                                                          ----------   ----------   ----------

   The accompanying notes are an integral part of these financial statements.

                           INVESTARK BANKSHARES, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

                                                                                               ALLOWANCE FOR
                                      COMMON STOCK                                           UNREALIZED LOSSES
                                   -------------------               RETAINED     TREASURY     ON MARKETABLE
                                   SHARES     AMOUNT     SURPLUS     EARNINGS       STOCK    EQUITY SECURITIES     TOTAL
                                   -------  ----------  ----------  -----------   ---------  -----------------  -----------
Balance -- December 31, 1990...... 219,122  $2,191,220  $1,098,929  $ 9,949,919   $(118,624)     $ (19,589)     $13,101,855
  Net income......................                                      906,566                                     906,566
  Cash dividends $.90 per share...                                     (194,566)                                   (194,566)
  Sale of marketable equity
     securities...................                                                                  19,589           19,589
                                   -------  ----------  ----------  -----------   ---------  -----------------  -----------
Balance -- December 31, 1991...... 219,122   2,191,220   1,098,929   10,661,919    (118,624)             0       13,833,444
  Net income......................                                    2,233,222                                   2,233,222
  Cash dividends $.95 per share...                                     (205,042)                                   (205,042)
  Increase in unrealized loss on
     marketable equity
     securities...................                                                                  (2,998)          (2,998)
  Purchase 856 common shares......                                                  (38,520)                        (38,520)
                                   -------  ----------  ----------  -----------   ---------  -----------------  -----------
Balance -- December 31, 1992...... 219,122   2,191,220   1,098,929   12,690,099    (157,144)        (2,998)      15,820,106
  Net income......................                                    1,277,826                                   1,277,826
  Cash dividends
     $1.15 per share..............                                     (247,960)                                   (247,960)
  Increase in unrealized loss of
     marketable equity
     securities...................                                                                 (18,044)         (18,044)
  Sale of 604 common shares.......                           6,204                   27,180                          33,384
                                   -------  ----------  ----------  -----------   ---------  -----------------  -----------
Balance -- December 31, 1993...... 219,122  $2,191,220  $1,105,133  $13,719,965   $(129,964)     $ (21,042)     $16,865,312
                                   -------  ----------  ----------  -----------   ---------  -----------------  -----------
                                   -------  ----------  ----------  -----------   ---------  -----------------  -----------

   The accompanying notes are an integral part of these financial statements.

                           INVESTARK BANKSHARES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

                                                      1993            1992            1991
                                                   -----------     -----------     -----------
Operating activities:
  Net income...................................... $ 1,277,826     $ 2,233,222     $   906,566
                                                   -----------     -----------     -----------
Adjustments to reconcile net income to net cash
  provided by operating activities:
     Provision for credit losses..................     600,000          64,491       1,463,398
     Depreciation.................................     552,153         529,097         467,406
     Writedown of other real estate and leased
       equipment..................................     205,927         454,170         364,236
     Net amortization (accretion) of investment
       security premiums (discounts)..............      22,144          (3,344)       (135,264)
     Net gain on disposition of investment
       securities.................................     (75,609)        (15,771)       (404,126)
     Deferred income tax benefit..................    (278,044)         (6,315)        (61,466)
     Minority interest in subsidiaries'
       undistributed
       income.....................................       5,106           7,964           4,097
     (Increase) decrease in interest receivable
       and other assets...........................     415,887         687,464      (2,263,412)
     Increase (decrease) in interest payable and
       other liabilities..........................      20,275        (784,344)       (334,609)
                                                   -----------     -----------     -----------
          Total adjustments.......................   1,467,839         933,412        (899,740)
                                                   -----------     -----------     -----------
Net cash provided by operating activities.........   2,745,665       3,166,634           6,826
                                                   -----------     -----------     -----------
Cash flows from investing activities:
  Proceeds from maturities of CD's -- other
     banks........................................   1,060,178         291,342       2,551,737
  Purchase of CD's -- other banks.................    (496,000)
  Proceeds from disposition of investment
     securities...................................  29,638,082      20,440,815      22,433,415
  Purchase of investment securities............... (35,004,973)    (30,646,818)    (19,103,182)
  Net (increase) decrease in loans................   2,303,295         775,175        (908,807)
  Proceeds from sale of equipment and other
     real estate..................................   1,291,285       1,104,105         209,686
  Purchase of premises and equipment..............    (366,061)       (236,121)       (640,334)
                                                   -----------     -----------     -----------
Net cash provided (used) by investing
  activities......................................  (1,574,194)     (8,271,502)      4,542,515
                                                   -----------     -----------     -----------
Cash flows from financing activities:
  Net increase in demand deposits, NOW and savings
     deposits.....................................   1,307,625       6,866,620       2,681,621
  Net increase (decrease) in time deposits........  (8,109,809)     (2,836,351)      3,454,392
  Proceeds of long-term debt......................     860,764
  Repayment of borrowings.........................    (851,034)       (369,699)
  Increase (decrease) in short-term borrowings....    (313,282)     (3,365,602)        116,641
  Payment on capital notes........................                    (300,000)        (30,000)
  Purchase of Treasury Stock......................                     (38,520)
  Proceeds from sale of treasury stock............      33,384
  Cash dividends..................................    (247,960)       (205,042)       (194,566)
                                                   -----------     -----------     -----------
Net cash provided (used) by financing
  activities......................................  (7,320,312)       (248,594)      6,028,088
                                                   -----------     -----------     -----------
Net increase (decrease) in cash and equivalents...  (6,148,841)     (5,353,462)     10,577,429
Cash and cash equivalents at beginning of year....  13,363,041      18,716,503       8,139,074
                                                   -----------     -----------     -----------
Cash and cash equivalents at end of year.......... $ 7,214,200     $13,363,041     $18,716,503
                                                   -----------     -----------     -----------
                                                   -----------     -----------     -----------

   The accompanying notes are an integral part of these financial statements.

                           INVESTARK BANKSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting principles and reporting policies followed by Investark Bankshares, Inc. and its subsidiaries (the "Company") conform with generally accepted accounting principles and with general practices within the financial services industry. The following is a description of the more significant of these policies:

  Principles of consolidation

     The consolidated financial statements include the accounts of the Company and its subsidiaries, First Stuttgart Bank and Trust Company (formerly First National Bank in Stuttgart), Stuttgart, Arkansas (100% owned) and of The Bank of North Arkansas, Melbourne, Arkansas (99.7% owned). All significant intercompany balances and transactions have been eliminated.

  Cash flows

     For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, and federal funds sold.

  Investment securities

     Investment securities, except for investments in mutual funds, are stated at cost adjusted for amortization of premiums and accretion of discounts. Investments in mutual funds are carried at the lower of cost or market. Gains and losses on the sale of investment securities are computed using the specific identification method.

  Allowance for loan losses

     The allowance for loan losses is established through charges to expense and is maintained at a level which, in management's judgement, is necessary to provide for future losses from the current portfolios. This judgement is based on analysis of the current and expected economic conditions, risk characteristics of the loan portfolios and prior loan loss experience in relation to loans outstanding.

  Interest on loans

     Interest on installment loans is recognized as income over the lives of the loans by the sum-of-the-months-digits and simple interest methods. The results of using the sum-of-the-months-digits method do not differ materially from those obtained by using the interest method. Interest on other loans is recognized based on the principal amounts outstanding. The accrual of interest on loans is discontinued when, in the opinion of management, there is doubt as to the ability of the borrower to pay interest or principal. The balances of non-accrual loans were $474,067 and $446,379 at December 31, 1993 and 1992. Interest previously accrued but uncollected on these loans was $148,031 and $51,142 at December 31, 1993 and 1992.

  Premises and equipment

     Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed principally by the straight-line method.

  Real estate owned other than premises

     Real estate owned other than premises consists primarily of property acquired in settlement of loans These properties are initially recorded at the lower of cost or fair value as determined by appraisal at the date acquired. Losses arising from such acquisitions are charged to the allowance for loan losses. Carrying values are subsequently reduced through a charge to operations when current appraisals indicate a decline in value.

                           INVESTARK BANKSHARES, INC.

Fair value is based on the estimated net amount realizable on disposition of the property. Amounts included in other assets at December 31, 1993 and 1992, were $142,874 and $1,241,534, respectively.

  Income taxes

     Provisions for income taxes are based on amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred taxes are computed using the liability method as prescribed in SFAS No. 109, "Accounting for Income Taxes."

  Off-balance-sheet financial instruments

     In the ordinary course of business the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

  Trust Department assets

     In accordance with the usual practice of banks, property other than cash deposits held by the Company's subsidiary bank's Trust Department in a fiduciary or agency capacity for customers, is not included in the consolidated financial statements.

  Reclassification

     Certain 1992 amounts have been reclassified to conform with the 1993 presentation.

NOTE 2: INVESTMENT SECURITIES

     The book and approximate fair values of investment securities are summarized as follows:

                                                               DECEMBER 31, 1993
                                             ------------------------------------------------------
                                                BOOK        UNREALIZED    UNREALIZED    APPROXIMATE
                                                VALUE         GAINS         LOSSES      FAIR VALUE
                                             -----------    ----------    ----------    -----------
U. S. Government...........................  $18,030,129    $  555,924    $  (15,504)   $18,570,549
Federal agencies and corporations..........   23,773,613       236,020       (58,853)    23,950,780
States and political subdivisions..........   24,699,566     1,138,754       (52,828)    25,785,492
Other securities...........................    7,900,568       311,839        (5,043)     8,207,364
Mortgage-backed securities.................   10,074,910       335,498       (23,596)    10,386,812
                                             -----------    ----------    ----------    -----------
Total debt securities......................   84,478,786     2,578,035      (155,824)    86,900,997
Federal Reserve Bank stock and other equity
  securities...............................    3,384,958                     (21,042)     3,363,916
                                             -----------    ----------    ----------    -----------
                                             $87,863,744    $2,578,035    $ (176,866)   $90,264,913
                                             -----------    ----------    ----------    -----------
                                             -----------    ----------    ----------    -----------

                           INVESTARK BANKSHARES, INC.

                                                               DECEMBER 31, 1992
                                             ------------------------------------------------------
                                                BOOK        UNREALIZED    UNREALIZED    APPROXIMATE
                                                VALUE         GAINS         LOSSES      FAIR VALUE
                                             -----------    ----------    ----------    -----------
U. S. Government...........................  $14,742,329    $  495,362    $   (4,973)   $15,232,718
Federal agencies and corporations..........   20,335,711       411,055       (98,673)    20,648,093
States and political subdivisions..........   18,440,150       719,055       (39,473)    19,119,732
Other securities...........................   16,612,521     1,065,524       (18,474)    17,659,571
Mortgage-backed securities.................   11,872,671       456,403       (37,059)    12,292,015
                                             -----------    ----------    ----------    -----------
Total debt securities......................   82,003,382     3,147,399      (198,652)    84,952,129
Federal Reserve Bank stock and other equity
  securities...............................      458,400                      (2,998)       455,402
                                             -----------    ----------    ----------    -----------
                                             $82,461,782    $3,147,399    $ (201,650)   $85,407,531
                                             -----------    ----------    ----------    -----------
                                             -----------    ----------    ----------    -----------

     The book and approximate fair values of investment securities at December 31, 1993 and 1992, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities due to the existence of call or prepayment options.

                                             DECEMBER 31, 1993               DECEMBER 31, 1992
                                        ----------------------------    ----------------------------
                                                        APPROXIMATE                     APPROXIMATE
                                         BOOK VALUE      FAIR VALUE      BOOK VALUE      FAIR VALUE
                                        ------------    ------------    ------------    ------------
Due in one year or less...............   $11,883,780     $12,063,150     $14,794,911     $15,008,930
Due after one year through five
  years...............................    49,692,189      50,900,606      37,230,012      38,798,851
Due after five years through ten
  years...............................     9,671,306      10,142,426      13,483,007      13,984,579
Due after ten years...................     3,156,601       3,408,003       4,622,783       4,867,753
Mortgage-backed securities............    10,074,910      10,386,812      11,872,669      12,292,016
                                        ------------    ------------    ------------    ------------
Total debt securities.................    84,478,786      86,900,997      82,003,382      84,952,129
Equity securities.....................     3,384,958       3,363,916         458,400         455,402
                                        ------------    ------------    ------------    ------------
                                         $87,863,744     $90,264,913     $82,461,782     $85,407,531
                                        ------------    ------------    ------------    ------------
                                        ------------    ------------    ------------    ------------

     Proceeds from disposition of investment securities during 1993 and 1992 were as follows:

                                                                   1993            1992
                                                                -----------     -----------
    Proceeds from disposition (primarily maturities and
      calls)..................................................  $29,638,082     $20,440,815
    Realized gains on disposition.............................       76,826          21,773
    Realized losses on disposition............................        1,217           6,002

     The Company has the intent and ability to hold securities which may have book values greater than fair values to their maturity date.

     Investment securities with carrying amounts of $31,289,667 and $34,330,551 at December 31, 1993 and 1992, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

                           INVESTARK BANKSHARES, INC.

NOTE 3: LOANS

     Major classifications of loans are as follows:

                                                                 DECEMBER       DECEMBER
                                                                   31,            31,
                                                                   1993           1992
                                                                ----------     ----------
    Real estate................................................ $37,955,597    $35,492,564
    Agricultural production....................................  14,099,782     12,467,213
    Commercial.................................................  19,800,236     24,262,093
    Loans to individuals.......................................  11,318,623     12,420,292
    Other (including overdrafts)...............................   1,350,633      2,383,485
                                                                -----------    -----------
                                                                 84,524,871     87,025,647
    Less: unearned interest....................................      29,095         46,944
                                                                -----------    -----------
    Net loans..................................................  84,495,776     86,978,703
    Less: allowance for possible loan losses...................   1,493,554      1,073,186
                                                                -----------    -----------
                                                                $83,002,222    $85,905,517
                                                                -----------    -----------
                                                                -----------    -----------

     The Company's subsidiary banks grant agribusiness, commercial and other loans throughout their market areas. Although they have diversified loan portfolios, a substantial portion of their borrowers' ability to honor their contracts is dependent upon the agribusiness economic sector.

NOTE 4: ALLOWANCE FOR POSSIBLE LOAN LOSSES

     Changes in the allowance for possible loan losses were as follows:

                                                                    1993          1992
                                                                  ---------     ---------
    Balance -- Beginning of year................................. $1,073,186    $1,184,181
    Provision charged to operations..............................    600,000        64,491
    Recoveries...................................................     75,719       175,998
    Loans charged-off............................................   (255,351)     (351,484)
                                                                  ----------    ----------
    Balance -- End of year....................................... $1,493,554    $1,073,186
                                                                  ----------    ----------
                                                                  ----------    ----------

NOTE 5: PREMISES AND EQUIPMENT

     Major classifications of these assets are summarized as follows:

                                                                                  USEFUL LIVES
                                                                                  ------------
                                                        1993          1992          (YEARS)
                                                      ---------     ---------     ------------
    Land............................................. $ 619,437     $ 627,937
    Buildings and improvements....................... 3,243,733     3,696,562         5-40
    Furniture and equipment.......................... 2,250,439     3,219,031         3-15
                                                      ---------     ---------
                                                      6,113,609     7,543,530
    Less: allowance for depreciation................. 3,391,639     4,586,995
                                                      ---------     ---------
                                                      $2,721,970    $2,956,535
                                                      ---------     ---------
                                                      ---------     ---------

     Depreciation expense was $552,153, $529,097 and $467,406 in 1993, 1992 and
1991, respectively.

                           INVESTARK BANKSHARES, INC.

NOTE 6: LEASES

     First Stuttgart Bank is lessor of computer equipment under operating leases which expire during 1994. Minimum future rental payments receivable under these noncancellable leases are:

            1994........................................................ $38,368
                                                                         -------
                                                                         -------

     The lessees are to provide all maintenance to the equipment under the terms of the leases.

NOTE 7: INCOME TAXES

     The income tax provision, including taxes on securities gains and losses consists of the following:

                                                          1993          1992         1991
                                                        ---------     --------     --------
    Federal income tax
      Currently payable................................ $ 425,797     $507,036     $189,737
      Deferred.........................................  (278,044)      (6,315)     (61,466)
                                                        ---------     --------     --------
                                                        $ 147,753     $500,721     $128,271
                                                        ---------     --------     --------
                                                        ---------     --------     --------

     The tax effect of the temporary differences which comprise deferred income taxes are as follows:

                                                      1993            1992           1991
                                                    ---------       --------       --------
    Temporary differences in tax and book
      reporting of bad debts......................  $(195,799)
    Temporary differences in tax and book
      reporting of security transactions..........       (917)      $ (8,868)      $(15,632)
    Depreciation expense different for tax and
      book purposes...............................    (61,201)         6,706         30,049
    Temporary differences in tax and book
      reporting for other real estate
      transactions................................     11,450        (10,957)       (75,883)
    Effect of recognizing loss on pension plan
      curtailment.................................    (73,100)
    Other -- net..................................     41,523          6,804
                                                    ---------       --------       --------
                                                    $(278,044)      $ (6,315)      $(61,466)
                                                    ---------       --------       --------
                                                    ---------       --------       --------

     The income tax provision differs from the statutory rate primarily because of the income tax treatment of exempt income and provision for loan losses and use of alternative minimum tax credits.

NOTE 8: EMPLOYEE BENEFIT PLANS

     First Stuttgart Bank has a defined benefit pension plan which covers substantially all its employees. The benefits are based on years of service and the employee's compensation during the last five years of employment. The funding policy is to contribute annually an amount that does not exceed the maximum amount deductible for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

                           INVESTARK BANKSHARES, INC.

     The following tables set forth the plan's funded status and amounts recognized in the Bank's balance sheet at December 31, 1993 and 1992 (amounts in thousands):

                                                                        1993         1992
                                                                       ------       ------
    Actuarial present value of benefit obligations:
      Accumulated benefit obligation, including vested benefits of
         $860 and $770...............................................  $  879       $  781
                                                                       ------       ------
                                                                       ------       ------
      Projected benefit obligation for service rendered to date......  $1,071       $  957
      Plan assets at fair value......................................   1,117        1,008
                                                                       ------       ------
      Plan assets in excess of projected benefit obligation..........      46           51
      Unrecognized prior service cost................................     (27)         (28)
      Unrecognized net obligation at January 1, 1993 and 1992, being
         recognized over 22 years....................................     (42)         (45)
      Unrecognized net loss..........................................     116          110
                                                                       ------       ------
      Prepaid pension cost...........................................  $   93       $   88
                                                                       ------       ------
                                                                       ------       ------

     Net pension cost for 1993, 1992 and 1991 included the following components:

                                                                1993       1992       1991
                                                                ----       ----       ----
    Service costs-benefits earned during the period...........  $ 55       $ 55       $ 59
    Interest cost on projected benefit obligation.............    67         59         53
    Expected return on plan assets............................   (71)       (63)       (60)
    Amortization of:
      Prior service cost......................................    (1)        (1)        (1)
      Unrecognized net obligation existing at January 1, 1993,
         1992 and 1991........................................    (3)        (3)        (3)
      Gain....................................................     1          2          5
                                                                ----       ----       ----
    Net pension cost..........................................  $ 48       $ 49       $ 53
                                                                ----       ----       ----
                                                                ----       ----       ----

     The weighted-average discount rate and the rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.0% and 4.5% respectively. The expected long-term rate of return on assets was 7.0%.

     In connection with the merger with First United Bancshares, First Stuttgart Bank is to terminate its defined benefit plan during 1994. Under generally accepted accounting principles, if the net effect of the termination is a loss, it should be recognized when the termination is probable and the effects are reasonably estimable. Accordingly, a loss of $215,000 on the termination of this plan is included in the accompanying 1993 statement of income.

     The Bank of North Arkansas has a defined contribution employee benefit plan, qualified under IRC Section 401(k) that covers all employees, with the exception of employees who are highly compensated. Contributions to the plan are based on the total amount of salary reduction the employee elects to defer, a discretionary matching contribution equal to a percentage of the amount the employee elects to defer, which percentage will be determined each year by the employer, and a discretionary amount determined each year by the employer. To share in the matching and discretionary contribution, the employee must complete a year of service and be actively employed on the last day of the Plan Year. The amount of pension expense was $13,345 and $15,606 for 1993 and 1992, respectively.

                           INVESTARK BANKSHARES, INC.

NOTE 9: DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and due from banks and short-term investments:
     For these short-term items, the carrying amount is a reasonable estimate of fair value.

Investment securities:
     Fair values are based on quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans:
     The fair value of loans is estimated by discounting the expected future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for similar remaining maturities.

Deposit liabilities:
     The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits with similar remaining maturities.

Borrowed funds:
     For borrowings with fixed interest rates, fair value is estimated using the rates currently available to the Company's subsidiary banks for debt with similar terms and remaining maturities. For floating rate debt the fair value approximates the recorded liability.

Commitments to extend credit and letters of credit:
     The fair value of commitments is estimated using the fees currently charged to enter into similar arrangements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and committed rates. The fair value of letters of credit is based on the fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

                           INVESTARK BANKSHARES, INC.

     The estimated fair values of the Company's financial instruments at December 31, 1993 and 1992 are as follows (amounts in thousands):

                                                          1993                      1992
                                                  ---------------------     ---------------------
                                                  CARRYING       FAIR       CARRYING       FAIR
                                                   VALUE        VALUE        VALUE        VALUE
                                                  --------     --------     --------     --------
Financial assets:
  Cash and equivalents..........................  $  7,214     $  7,214     $ 13,363     $ 13,363
  Short-term investments........................     1,181        1,181        1,744        1,744
  Investment securities.........................    87,864       90,286       82,461       85,410
  Loans.........................................    84,496       84,682       86,979       88,730
  Less: allowance for loan losses...............    (1,494)      (1,494)      (1,073)      (1,073)
                                                  --------     --------     --------     --------
  Net loans.....................................  $ 83,002     $ 83,188     $ 85,906     $ 87,657
                                                  --------     --------     --------     --------
                                                  --------     --------     --------     --------
Financial liabilities:
  Deposits......................................  $163,300     $163,648     $170,102     $107,706
  Borrowed funds................................     3,912        3,912        4,216        4,216
Off-balance-sheet instruments:
  Commitments to extend credit..................    21,637       21,637       18,375       18,375
  Letters of credit.............................       647          647          472          472

NOTE 10: NOTES PAYABLE

     Borrowed funds at December 31, 1993 and 1992 include the following:

                                                                       1993         1992
                                                                     --------     --------
    Note payable, 5.5% interest, due monthly through May 2003, secured by pledge of assets..................................  $320,133
    Note payable, 4.4% interest, due monthly through May 1998,
      secured by pledge of assets..................................   189,597
    Note payable, 6% interest, due in annual installments of
      $190,000 plus interest through 1998, secured by 79,762 shares
      of stock of The Bank of North Arkansas.......................               $500,000
                                                                     --------     --------
                                                                     $509,730     $500,000
                                                                     --------     --------
                                                                     --------     --------

     Scheduled maturities after December 31, 1993 are as follows:

YEAR ENDED
 DECEMBER
    31,                                                 AMOUNT
- -----------                                            --------
   1994............................................... $ 66,396
   1995...............................................   69,698
   1996...............................................   73,166
   1997...............................................   76,809
   1998...............................................   52,731
   After 1998.........................................  170,930
                                                       --------
                                                       $509,730
                                                       --------
                                                       --------

                           INVESTARK BANKSHARES, INC.

NOTE 11: COMMITMENTS AND CONTINGENCIES

     The consolidated financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of the Company's business and which involve elements of credit risk, interest rate risk and liquidity risk. These commitments and contingent liabilities consist of commitments to extend credit and letters of credit. A summary of the commitments and contingent liabilities at December 31, 1993 and 1992 are summarized below:

                                                                   1993           1992
                                                                ----------     ----------
    Commitments to extend credit............................... $18,411,675    $15,725,759
    Credit card arrangements...................................   3,225,782      2,648,940
    Letters of credit..........................................     646,938        472,038
                                                                -----------    -----------
                                                                $22,284,395    $18,846,737
                                                                -----------    -----------
                                                                -----------    -----------

     Commitments to extend credit, credit card arrangements and letters of credit all include some exposure to credit loss in the event of nonperformance of the customer. The Company's credit policies and procedures for credit commitments and financial guarantees are the same as those for extensions of credit that are recorded in the consolidated financial statements. Because these instruments have fixed maturity dates, and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Company.

     In the ordinary course of business, there are various legal proceedings involving the Company and its subsidiaries, most of which are considered litigation incidental to the conduct of business. These proceedings include, among other matters, defense of routine corporate, employment, banking and lender liability related litigation. Management, after consulting with legal counsel and based on the facts available and proceedings to date, some of which are preliminary, is of the opinion that the ultimate resolution of these proceedings will not have a material adverse effect on the consolidated financial position of the Company.

NOTE 12: CONCENTRATIONS OF CREDIT

     Substantially all of the Company's loans, commitments to loan and letters of credit have been granted to customers in their trade area who are also depositors of the Company. The concentrations of credit by type of loan are set forth in Note 3. The distribution of commitments to extend credit approximates the distribution of loans outstanding.

NOTE 13: DIVIDEND RESTRICTIONS

     As State Banks, First Stuttgart Bank and The Bank of North Arkansas are each restricted in the amount of dividends they may pay in any year without prior permission from the Arkansas Bank Commissioner to fifty percent of its net income for the year. The Banks' ability to pay dividends is also restricted by the minimum capital requirement of their regulatory agencies which require them to maintain at least an 8.25% risk-based capital ratio.

NOTE 14: RELATED PARTY TRANSACTIONS

     Some of the directors and executive officers and the companies in which they had a significant interest were customers of and had transactions with the Company's subsidiary banks. Such transactions were made in the ordinary course of the Banks' business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers and did not, in the opinion of management, involve more than a normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties amounted to $2,212,481 and $3,345,252 at

                           INVESTARK BANKSHARES, INC.

December 31, 1993 and 1992, respectively. Transactions during 1993 included new loans amounting to $2,459,497 and repayments amounting to $3,592,268.

NOTE 15: SUPPLEMENTAL CASH FLOW INFORMATION

     The Company paid $5,166,679 and $7,031,918 in interest on deposits and other borrowings during 1993 and 1992, respectively, and income taxes of $289,000 and $470,000 for 1993 and 1992.

NOTE 16: PENDING MERGER

     On December 17, 1993 the Company entered into an agreement to merge with First United Bancshares, Inc. of El Dorado, Arkansas. Under the terms of this agreement First United would acquire all of the outstanding stock of Investark Bankshares, Inc. through issuance of First United common stock valued at approximately $26,125,000. This transaction is expected to be consummated in the first half of 1994.

NOTE 17: EFFECTS OF RECENTLY ADOPTED ACCOUNTING STANDARDS

     During 1993, the Financial Accounting Standards Board (FASB) issued SFAS No. 114 (Accounting by Creditors for Impairment of a Loan) which becomes effective beginning in 1995. This statement requires that impaired loans that are within the scope of the Statement essentially be measured based on the present value of expected future cash flows discounted at the loan's effective rate, or as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Management has not determined the effect this statement will have when adopted.

     In 1993, the Financial Accounting Standards Board (FASB) issued SFAS No. 115, (Accounting for Certain Investments in Debt and Equity Securities), that becomes effective for fiscal years beginning after 1993. This Statement addresses the accounting and reporting for investments in debt and certain equity securities. Debt securities not classified as trading account securities or investment securities expected to be held to maturity and all equity securities will be classified as available for sale and are reported at fair value, with net unrealized gains and losses reported, net of tax, as a separate component of stockholders' equity. InvestArk will apply the new rules starting in the first quarter of 1994 and believes the impact of adopting this statement will not be material to its financial position or results of operations.

                           INVESTARK BANKSHARES, INC.

NOTE 18: CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

     The financial position of Investark Bankshares, Inc. (parent company only), its results of operations and cash flows are summarized as follows:

                                                                            DECEMBER 31,
                                                                    --------------------------
                                                                       1993            1992
                                                                    ----------      ----------
Condensed financial position:
Assets:
  Cash............................................................. $    52,090     $    94,395
  Investment in subsidiaries.......................................  16,826,950      16,174,658
  Other assets.....................................................     185,811         137,195
                                                                    -----------     -----------
          Total assets............................................. $17,064,851     $16,406,248
                                                                    -----------     -----------
                                                                    -----------     -----------
Liabilities and capital accounts:
  Long-term debt...................................................                 $   500,000
  Other liabilities................................................ $   199,539          86,142
                                                                    -----------     -----------
          Total liabilities........................................     199,539         586,142
                                                                    -----------     -----------
Common stock.......................................................   2,191,220       2,191,220
Surplus............................................................   1,105,133       1,098,929
Retained earnings..................................................  13,719,965      12,690,099
Treasury stock.....................................................    (129,964)       (157,144)
Net unrealized loss on marketable equity securities................     (21,042)         (2,998)
                                                                    -----------     -----------
          Total capital............................................  16,865,312      15,820,106
                                                                    -----------     -----------
          Total liabilities and capital............................ $17,064,851     $16,406,248
                                                                    -----------     -----------
                                                                    -----------     -----------

                           INVESTARK BANKSHARES, INC.

                                                                    YEAR ENDED DECEMBER 31,
                                                             --------------------------------------
                                                               1993           1992          1991
                                                             ---------     ----------     ---------
Condensed operating results:
  Dividends from subsidiaries..........................     $  703,072     $  734,746     $ 245,766
  Other income.........................................                         2,726         3,790
                                                            ----------     ----------     ---------
                                                               703,072        737,472       249,556
                                                            ----------     ----------     ---------
  Interest.............................................         15,133         55,437        73,924
  Other expense........................................         70,978         54,611        29,718
                                                            ----------     ----------     ---------
                                                                86,111        110,048       103,642
                                                            ----------     ----------     ---------
Income before tax benefit and equity in undistributed
  income of subsidiaries...............................        616,961        627,424       145,914
Income tax benefit.....................................        (31,685)       (35,412)      (46,937)
                                                            ----------     ----------     ---------
Income before equity in undistributed income of
  subsidiaries.........................................        648,646        662,836       192,851
Equity in undistributed income of subsidiaries.........        629,180      1,570,386       713,715
                                                            ----------     ----------     ---------
Net income.............................................     $1,277,826     $2,233,222     $ 906,566
                                                            ----------     ----------     ---------
                                                            ----------     ----------     ---------
Condensed statements of cash flows:
  Cash flows from operating activities:
     Net income........................................     $1,277,826     $2,233,222     $ 906,566
     Undistributed income..............................       (629,180)    (1,570,386)     (713,715)
     Gain on sale of stock.............................                        (1,896)
     Amortization......................................          3,011          3,011         2,814
     (Increase) decrease in other assets...............        (75,166)       (26,103)       76,595
     Increase (decrease) in other liabilities..........        139,948        (13,431)        5,909
                                                            ----------     ----------     ---------
                                                               716,439        624,417       278,169
                                                            ----------     ----------     ---------
Cash flows from investing activities:
  Purchase First Stuttgart Bank stock..................        (44,168)
  Purchase Bank of North Arkansas stock................                          (923)      (13,756)
  Proceeds from sale of stock..........................                         9,796
                                                            ----------     ----------     ---------
                                                               (44,168)         8,873       (13,756)
                                                            ----------     ----------     ---------
Cash flows from financing activities:
  Sale of treasury stock...............................         33,384
  Purchase of treasury stock...........................                       (38,520)
  Proceeds from long-term debt.........................        313,764
  Repayment of borrowings..............................       (813,764)      (369,699)
  Dividends paid.......................................       (247,960)      (205,042)     (194,566)
                                                            ----------     ----------     ---------
                                                              (714,576)      (613,261)     (194,566)
                                                            ----------     ----------     ---------
Net increase (decrease) in cash........................        (42,305)        20,029        69,847
Cash beginning of year.................................         94,395         74,366         4,519
                                                            ----------     ----------     ---------
Cash at end of year....................................     $   52,090     $   94,395     $  74,366
                                                            ----------     ----------     ---------
                                                            ----------     ----------     ---------
Supplementary data for cash flows:
  Interest paid........................................     $   15,133     $   55,437     $  95,607

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Arkansas Business Corporation Act of 1987 (the "Act") codified at Ark. Code Ann. sec.4-27-101 et. seq. and more specifically at Ark. Code Ann. sec.4-27-850 permits an Arkansas Corporation to indemnify directors, officers, employees and agents under some circumstances, and mandates indemnification under certain limited circumstances. The Act permits a corporation to indemnify a director, officer, employee, or agent for expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification against expenses incurred by a director, officer, employee or agent in connection with his defense of a proceeding against such person for actions in such capacity is mandatory to the extent that such person has been successful on the merits. If a director, officer, employee, or agent is determined to be liable to the corporation, indemnification for expenses is not allowable, subject to limited exceptions where a court deems the award of expenses appropriate. The Act grants express power to an Arkansas corporation to purchase liability insurance for its directors, officers, employees and agents, regardless of whether any such person is otherwise eligible for indemnification by the corporation. Advancement of expenses is permitted, but a person receiving such advances must repay those expenses if it is ultimately determined that he is not entitled to indemnifications.

     The Amended and Restated Articles of Incorporation and the Bylaws of First United provides that the directors, officers, employees and agents of First United shall be indemnified as set forth below.

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

     TWELFTH. The corporation may indemnify any person who was, or is, a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding to the fullest extent permitted by the Arkansas Business Corporation Act as it now exists or may hereafter be amended.

                                    BY-LAWS

     Section 6. INDEMNIFICATION. Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit, proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under and pursuant to any procedure specified in the Arkansas Business Corporation Act of the State of Arkansas, as amended and as the same may be amended hereafter, against all expenses, liabilities, and losses (including attorney's fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right that may be enforced in any lawful manner by such person. Such right of indemnification shall not be exclusive of any other right which such director or officer may have or hereafter acquire and, without limiting the generality of such statement, he shall be entitled to his rights of indemnification under any agreement, vote of stockholders, provisions of law, or otherwise, as well as his rights under this paragraph.

     The board of directors may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have power to indemnify such person.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


       EXHIBIT
         NO.                                  DESCRIPTION OF EXHIBIT
- ---------------------------------------------------------------------------------------------
           2         -- Agreement and Plan of Reorganization Between First United Bancshares,
                        Inc. and InvestArk Bankshares, Inc. and Plan of Merger attached as
                        Exhibit A thereto.(2)
           3(i)      -- Articles of Incorporation of InvestArk Bankshares, Inc.(2)
           3(ii)     -- Bylaws of InvestArk Bankshares, Inc.(2)
           5         -- Opinion of Ivester, Skinner & Camp, P.A.(1)
           8         -- Tax Opinion of Shults, Ray & Kurrus regarding InvestArk Bankshares,
                        Inc. Acquisition.(1)
           9         -- Trust agreement dated             , 1994 by and among Jackson T.
                        Stephens, the W.R. Stephens Trust, the W.R.Stephens, Jr. Trust, W.R.
                        Stephens, Jr., Warren A. Stephens, the Elizabeth Ann Stephens
                        Campbell Trust, Stephens Group, Inc. and the Bank of New York, as
                        trustee.(2)
          10         -- Shareholders Agreement dated December 17, 1993 by and among First
                        United, W.R. Stephens, Jr., the W.R. Stephens Trust, the W.R.
                        Stephens Trust, Jackson T. Stephens, Warren A. Stephens and Elizabeth
                        Ann Stephens Trust.(2)
          21         -- Subsidiaries of First United Bancshares, Inc.(2)
          23(a)      -- Consent of Arthur Andersen & Co.(1)
          23(b)      -- Consent of Martin and Company(1)
          24         -- Power of Attorney -- Signature Page of the Registration Statement(2)
          99(a)      -- First United Bancshares, Inc. Form of Proxy(1)
          99(b)      -- InvestArk Bankshares, Inc. Form of Proxy(1)


- ---------------

(1) Filed herewith.

(2) As previously filed.

ITEM 22. UNDERTAKINGS

     (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (3) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (4) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (6) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (7) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (8) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 (sec. 239.13 of this chapter) or Form S-8 (sec. 239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 2 to the Registration Statement No. 33-52341 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of El Dorado, State of Arkansas, on May 4, 1994.


                                            FIRST UNITED BANCSHARES, INC.

                                                  /s/  JAMES V. KELLEY
                                                      James V. Kelley
                                               Chairman, President and Chief
                                                     Executive Officer

                                                   /s/  JOHN E. BURNS
                                                       John E. Burns
                                              Vice President, Chief Financial
                                                          Officer
                                              and Principal Accounting Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement No. 33-52341 has been signed by the following persons in the capacities and on the dates indicated.



     IN WITNESS WHEREOF, I have hereunto set my hand this 4th day of May, 1994.



                  SIGNATURE                               TITLE                     DATE
- ---------------------------------------------  ----------------------------   -----------------
                 /s/  JAMES V. KELLEY          Chairman, President, Chief        May 4, 1994
               James V. Kelley                   Executive Officer and
                                                 Director
                  /s/  JOHN E. BURNS           Vice President, Chief             May 4, 1994
                John E. Burns                    Financial Officer and
                                                 Principal Accounting
                                                 Officer
                /s/  E. LARRY BURROW*          Director                          May 4, 1994
               E. Larry Burrow
            /s/  CLAIBORNE P. DEMING*          Director                          May 4, 1994
             Claiborne P. Deming
              /s/  GRADY E. DUPRIEST*          Director                          May 4, 1994
              Grady E. DuPriest
          /s/  WILLIAM A. ECKERT, JR.*         Director                          May 4, 1994
           William A. Eckert, Jr.
               /s/  ROY E. LEDBETTER*          Director                          May 4, 1994
              Roy E. Ledbetter
              /s/  MICHAEL F. MAHONY*          Director                          May 4, 1994
              Michael F. Mahony
               /s/  RICHARD H. MASON*          Director                          May 4, 1994
              Richard H. Mason
                 /s/  JACK W. MCNUTT*          Director                          May 4, 1994
               Jack W. McNutt

                  SIGNATURE                               TITLE                     DATE
- ---------------------------------------------  ----------------------------   -----------------
          /s/  WILLIAM E. MORGAN, JR.*         Director                          May 4, 1994
           William E. Morgan, Jr.
              /s/  R. MADISON MURPHY*          Director                          May 4, 1994
              R. Madison Murphy
                /s/  ROBERT C. NOLAN*          Director                          May 4, 1994
               Robert C. Nolan
              /s/  PAULA M. O'CONNOR*          Director                          May 4, 1994
              Paula M. O'Connor
        /s/  KATHERINE PATTON OZMENT*          Director                          May 4, 1994
           Katherine Patton Ozment
                 /s/  CAL PARTEE, JR.*         Director                          May 4, 1994
               Cal Partee, Jr.
                /s/  W. C. PARTEE*             Director                          May 4, 1994
                W. C. Partee
                  /s/  CHESLEY PRUET*          Director                          May 4, 1994
                Chesley Pruet
            /s/  JOHN D. TRIMBLE, JR.*         Director                          May 4, 1994
            John D. Trimble, Jr.
                /s/  RALPH C. WEISER*          Director                          May 4, 1994
               Ralph C. Weiser
             /s/  DAVID M. YOCUM, JR.*         Director                          May 4, 1994
             David M. Yocum, Jr.

        *By:          JAMES V. KELLEY                                            May 4, 1994
                        JOHN E. BURNS
               James V. Kelley
                John E. Burns
             (Attorneys-in-fact)

      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 4, 1994


                                                       REGISTRATION NO. 33-52341
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------

                                    EXHIBITS

                                       TO


                                AMENDMENT NO. 2


                                       TO

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                         FIRST UNITED BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                         FIRST UNITED BANCSHARES, INC.

                               AMENDMENT NO. 1 TO

                        FORM S-4 REGISTRATION STATEMENT

                               INDEX TO EXHIBITS


EXHIBIT NO.                               DESCRIPTION
- -----------------------------------------------------------------------------------
   2       -- Agreement and Plan of Reorganization Between First United Bancshares,
              Inc. and InvestArk Bankshares, Inc. and Plan of Merger attached as
              Exhibit A thereto.(2)
   3(i)    -- Articles of Incorporation of InvestArk Bankshares, Inc.(2)
   3(ii)   -- Bylaws of InvestArk Bankshares, Inc.(2)
   5       -- Opinion of Ivester, Skinner & Camp, P.A.(1)
   8       -- Tax Opinion of Shults, Ray & Kurrus regarding InvestArk Bankshares,
              Inc. Acquisition.(1)
   9       -- Trust agreement dated             , 1994 by and among Jackson T.
              Stephens, the W.R. Stephens Trust, the W.R. Stephens, Jr. Trust, W.R.
              Stephens, Jr., Warren A. Stephens, the Elizabeth Ann Stephens
              Campbell Trust, Stephens Group, Inc. and the Bank of New York, as
              trustee.(2)
  10       -- Shareholders Agreement dated December 17, 1993 by and among First
              United, W.R. Stephens, Jr., the W.R. Stephens Trust, the W.R.
              Stephens Trust, Jackson T. Stephens, Warren A. Stephens and Elizabeth
              Ann Stephens Trust.(2)
  21       -- Subsidiaries of First United Bancshares, Inc.(2)
  23(a)    -- Consent of Arthur Andersen & Co.(1)
  23(b)    -- Consent of Martin and Company(1)
  24       -- Power of Attorney -- Signature Page of the Registration Statement(2)
  99(a)    -- First United Bancshares, Inc. Form of Proxy(1)
  99(b)    -- InvestArk Bankshares, Inc. Form of Proxy(1)


- ---------------

(1) Filed herewith.

(2) As previously filed.